                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT



                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934




Date of Report (Date of earliest event reported)  May 24, 2000



                        CYPRESS SEMICONDUCTOR CORPORATION

             (Exact name of registrant as specified in its charter)


          DELAWARE                  001-10079                  94-2885898
  (State of incorporation)    (Commission File Number)       (IRS Employer
                                                           Identification No.)


                   3901 NORTH FIRST STREET, SAN JOSE, CA 95134

             (Address of principal executive offices of Registrant)


                                 (408) 943-2600
              (Registrant's telephone number, including area code)


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ITEM 5. OTHER EVENTS

        On May 24, 2000, Cypress Semiconductor Corporation, a Delaware corporation ("Cypress") completed its acquisition of Alation Systems, Inc., a California corporation ("Alation"), a privately-held corporation engaged in the business of design, development and marketing of wireless home networking products and technologies, in accordance with that certain Agreement and Plan of Reorganization among Cypress and Alation, and with respect to Article VII thereof only, U.S. Bank Trust, N.A. and Geoff Zawolkow, dated as of April 25, 2000 (the "Reorganization Agreement"). Pursuant to the Reorganization Agreement, a wholly-owned subsidiary of Cypress merged with and into Alation and became a wholly-owned subsidiary of Cypress, changing its name to Alation Acquisition Corporation (the "Merger"); and the holders of Alation's outstanding capital stock received a total of approximately 534,808 shares of Cypress common stock in exchange for their shares of Alation common and preferred stock and the holders of options to purchase Alation capital stock received options to acquire up to 156,000 shares of Cypress common stock. The exchange ratios for Alation stock were as follows: 0.0782707 shares of Cypress common stock for each share of Alation Series A preferred stock; 0.121230 shares of Cypress common stock for each share of Alation Series B preferred stock, and 0.0576084 shares of Cypress common stock for each share of Alation common stock. The exchange ratio for the Alation options was also 0.0576084 shares of Cypress common stock for each share of Alation common stock that could have been acquired upon exercise of the option. The Merger Agreement was submitted for filing with the California Secretary of State on May 24, 2000 and, if approved, will become effective as of May 24, 2000.

        Under the Reorganization Agreement, an aggregate of approximately 690,808 shares of Cypress Common Stock has been issued or reserved for issuance to the holders of Alation common stock, preferred stock and options. The shares of Cypress common stock issued to the Alation common and preferred shareholders were issued in reliance on Section 3(a)(10) of the Securities Act of 1933, as amended (the "Securities Act") following a fairness hearing before, and issuance of a permit by, the California Commission of Corporations.

        The merger between Cypress and Alation Systems, Inc. ("Alation") was accounted for as a pooling of interests. These supplementary consolidated financial statements presented on this Form 8-K give effect to the merger for all periods presented. The fiscal years of Cypress and Alation were different and Alation has changed its fiscal periods to coincide with that of Cypress. For the purpose of the consolidated balance sheet for the fiscal years ended January 2, 2000 and January 3, 1999, Cypress's consolidated balance sheets as of January 2, 2000 and January 3, 1999, respectively, have been combined with Alation's balance sheets as of December 31, 1999 and December 31, 1998, respectively. For the purpose of the consolidated statements of operations, Cypress's consolidated statements of operations for the periods ended January 2, 2000, January 3, 1999 and December 29, 1997, have been combined with Alation's statement of operations for the twelve month periods ended December 31, 1999, December 31, 1998 and December 31, 1997.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

                                                                            PAGE
                                                                            ----
Supplementary Consolidated Financial Statements
     Management's Discussion and Analysis of Results of Operations and
       Financial Condition ................................................   3
     Supplementary Quantitative and Qualitative Disclosure About Market
       Risk ...............................................................  14
     Supplementary Consolidated Balance Sheets ............................  15
     Supplementary Consolidated Statements of Operations ..................  16
     Supplementary Consolidated Statements of Stockholders' Equity ........  17
     Supplementary Consolidated Statements of Cash Flows ..................  18
     Notes to Supplementary Consolidated Financial Statements .............  19
     Report of Independent Accountants ....................................  40
     Quarterly Financial Data .............................................  41
     Signatures ...........................................................  42

               (a)    Financial Statements of Businesses Acquired.

                      Not Applicable.

               (b)    Pro Forma Financial Information.

                      Not Applicable.


               (c)    Exhibits.

               23.1   Consent of Independent Accountants.

               99.1 Agreement and Plan of Reorganization between Cypress and Alation and with respect to Article VII thereof only, U.S. Bank Trust, N.A. and Geoff Zawolkow, dated as of April 25, 2000.

               99.2 Agreement of Merger of Alation Acquisition Corp., a California corporation and Alation Systems, Inc., a California corporation dated May 24, 2000.

               99.3   Press release of Cypress dated May 3, 2000.


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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF OPERATIONS AND FINANCIAL CONDITION

     This report may contain forward-looking statements, within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, about the prospects for Cypress as well as the semiconductor industry more generally, including without limitation, statements about increases in gross margin, rate of growth of research and development expenditures as a percent of revenues, rate of growth of selling, general and administrative expenses, profitability goals, revenue goals, growth rate goals, market share goals, market size and growth projections, new product introductions, planned manufacturing capacity, and efficiency and cost goals. Actual results could differ materially from those described in the forward-looking statements as a result of various factors including, but not limited to, the factors identified in the Letter to Shareholders and the Management's Discussion and Analysis section, particularly "Factors Affecting Future Results," as well as the following:

     (1) increased competition which could result in lost sales or price erosion;

     (2) changes in product demand by the electronics and semiconductor industries, which are noted for rapidly changing needs, coupled with an inability by Cypress to generate product enhancements or new product introductions which keep pace with or meet those rapidly changing needs;

     (3) failure by Cypress to develop or introduce successfully new products in areas of expected new or increased demand, or development and introduction of superior new products serving those areas by others;

     (4) failure of expected growth in demand for, or areas of expected new demand for, semiconductor products to materialize;

     (5) failure to successfully bring on line and utilize additional manufacturing capacity, or to transition existing capacity to new uses;

     (6) inability to develop and/or adopt more advanced manufacturing technology;

     (7) inability of Cypress's patents or other proprietary rights to ensure adequate protection against encroachment on Cypress's technology by competitors; and

     (8)  failure to attract and/or retain key personnel.

OVERVIEW

   Revenues for Cypress Semiconductor Corporation ("Cypress") increased 26.5% to $745.0 million in fiscal 1999 from $588.9 million in fiscal 1998. Net income for fiscal 1999 was $88.1 million compared to a net loss of $101.6 million in fiscal 1998. The net loss for fiscal 1998 included a restructuring charge of $60.7 million and other non-recurring charges totaling $27.3 million. Excluding the restructuring and non-recurring charges, the net loss for fiscal 1998 was $22.4 million. Cypress earned $0.76 per share, on a diluted basis, during fiscal 1999 compared to a diluted net loss of $0.97 per share in fiscal 1998.

     On May 24, 2000, Cypress completed a merger with Alation Systems, Inc. ("Alation") a privately-held corporation engaged in the business of design development and marketing of wireless home networking products and technologies. The merger was accounted for as a pooling of interests. The supplementary consolidated financial statements presented on this Form 8-K give effect to the merger for all periods presented. The fiscal years of Cypress and Alation were different and Alation has changed its fiscal periods to coincide with that of Cypress.

      On April 27, 2000, Cypress announced the signing of a letter of intent to acquire RadioCom Corporation, a privately held company specializing in the architecture and design of semiconductor radio frequency (RF) circuits. RadioCom's average quarterly revenues of $150K (unaudited) for the last five quarters are derived primarily from design services. The acquisition, which will be accounted for as a purchase, is expected to be completed in the third quarter of fiscal 2000.

     On March 2, 2000, Cypress completed a merger with Galvantech, Inc. and its subsidiaries ("Galvantech"), a company that specializes in niche, ultra-high performance memories for data communications applications. The merger was accounted for as a pooling of interests. These supplementary condensed consolidated financial statements and the notes to the supplementary condensed consolidated financial statements give effect to the merger for all periods presented. The fiscal years of Cypress and Galvantech were different, and Galvantech has changed its fiscal periods to coincide with that of Cypress.

   On January 31, 2000, Cypress filed a universal shelf registration statement with the Securities and Exchange Commission. The registration statement which was effective February 8, 2000 will allow Cypress to market and sell up to $400.0 million of its securities. The shelf registration statement allows Cypress flexibility to raise funds from the offering of debt securities, preferred stock, common stock, or a combination thereof, subject to market conditions and Cypress's capital needs.

     On January 19, 2000, Cypress completed a $283.0 million registered-placement of 5-year convertible subordinated notes. The notes are due in the year 2005, with a coupon rate of 4.00% and an initial conversion premium of 28.5%. The notes are convertible into approximately 6.1 million shares of common stock and are callable by Cypress no earlier than February 5, 2003. Net proceeds were $275.2 million, after issuance costs of $7.8 million.

      On October 5, 1999, Cypress announced that it had signed a definitive agreement with Altera Corporation ("Altera") to acquire Altera's MAX 5000 Programmable Logic Device ("PLD") product line and its equity interest in Cypress's wafer fabrication facility in Round Rock, Texas ("Fab II") for approximately $13.0 million in cash. The acquisition has been accounted for as a purchase. In 1988, Altera licensed its MAX 5000 family of products to Cypress in consideration of manufacturing capacity. Altera later acquired a 17% equity interest in the Round Rock wafer fabrication facility. By acquiring Altera's equity interest in October 1999, Fab II is now 100% owned by Cypress.

     On June 30, 1999, Cypress acquired all of the outstanding capital stock of Arcus Technology (USA), Inc. and the assets of Arcus Technology (India) Limited (referred to collectively as "Arcus"). Arcus specializes in new data communications arenas including dense wave multiplexing (which allows multiple signals to be transmitted over a single fiber optic cable) and "IP over SONET" (the technology needed to code and decode Internet traffic to send it over the telephone system). The acquisition was accounted for as a



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purchase and the estimated fair value of assets acquired and liabilities assumed were included in Cypress's consolidated balance sheet as of June 30, 1999, the effective date of the purchase. The results of operations were included from the date of purchase. There are no significant differences between the accounting policies of Cypress and Arcus. Cypress acquired Arcus for $17.7 million, including cash of $11.5 million and stock of $6.2 million, excluding direct acquisition costs of $0.8 million for legal and accounting fees.

     On May 25, 1999, Cypress acquired all of the outstanding capital stock of Anchor Chips, Inc. ("Anchor"), a company that designs and markets microcontroller chips to support the Universal Serial Bus. The acquisition was accounted for as a purchase and the estimated fair value of assets acquired and liabilities assumed were included in Cypress's consolidated financial statements as of May 25, 1999, the effective date of the purchase. The results of operations were included from the date of purchase. There are no significant differences between the accounting policies of Cypress and Anchor. Cypress paid approximately $15.0 million in cash excluding direct acquisition costs of $0.7 million for investment banking, legal and accounting fees.

     On April 1, 1999, Cypress completed a merger with IC WORKS Incorporated ("ICW"), which was accounted for as a pooling of interests. The consolidated financial statements and the notes to the consolidated financial statements give effect to the merger for all periods presented. The fiscal years of Cypress and ICW were different. ICW has changed its fiscal year-end to coincide with that of Cypress. Cypress's consolidated statements of operations for the periods ended January 3, 1999 and December 27, 1997, have been combined with ICW's consolidated statements of operations for the corresponding twelve month periods ended December 28, 1998 and March 28, 1998. During fiscal 1999, Cypress recorded merger-related transaction costs of $3.7 million related to the acquisition of ICW. These charges, which consist primarily of investment banking and other professional fees, have been included under acquisition and merger costs in the Supplementary Consolidated Statements of Operations.

RESULTS OF OPERATIONS

REVENUES

   Revenues for fiscal 1999 were $745.0 million, an increase of $156.1 million or 26.5% versus revenues for fiscal 1998, and an increase of $112.1 million or 17.7% compared to revenues for fiscal 1997. Cypress derives its revenues from the sale of Memory Products and Non-memory Products, primarily targeted to the data communications and computation markets.

   Revenues from the sale of Memory Products for 1999 increased $79.4 million or 34.6% over revenues from the sale of these products for fiscal 1998 and increased $48.0 million, or 18.4% compared to fiscal 1997. From fiscal 1998 to fiscal 1999, sales of Static Random Access Memory products ("SRAM") grew $80.6 million or 36.7%. Revenues from SRAMs during fiscal 1999 increased $57.2 million or 23.6% compared to fiscal 1997. The increase in Memory Product revenues, as compared to fiscal 1998, resulted from both higher average selling prices ("ASPs") and an increase in unit sales. ASPs grew 16.7% from fiscal 1998 to fiscal 1999 and unit sa1es increased 17.9% over the same period. The increase in unit sales in fiscal 1999 can be attributed to new product revenues, particularly in the 4meg synchronous, the No Bus Latency ("NoBL"), the 2 meg More Battery Life ("MoBL") and the 1 meg x16 micropower family of products. The synchronous and NoBL demand was driven by the surge in the networking market, while sales for MoBL and micropower were driven by the cellular phone market. Unit sales volume of Memory Products increased 16.2% comparing fiscal 1999 to fiscal 1997, while ASPs remained relatively constant.

   Non-memory Products include programmable logic products, data communication devices, computer products and non-volatile memory products. Non-memory products also include foundry revenues. Foundry revenue represents sales of wafers to customers. Revenues from the sale of Non-memory Products increased $76.7 million or 21.3% comparing fiscal 1999 to fiscal 1998 and $64.1 million, or 17.2% compared to fiscal 1997. The increase in revenues related primarily to the sale of computer products, which include programmable clock products and universal serial bus ("USB") products, and from the sale of data communication devices.

   In fiscal 1999, revenues from the sale of computer products increased $54.7 million, or 36.9% and $86.5 million, or 74.2%, respectively, compared to fiscal 1998 and fiscal 1997, respectively. The revenue growth in programmable clocks can be attributed to higher unit sales, primarily as a result of the introduction of the BX clock chip in 1999 and greater acceptance of other clock products. Also in fiscal 1999, revenues for USB products grew, in comparison to fiscal 1998 and 1997, primarily as a result of an increase in the adoption rate of USB products in the market place, particularly in the personal computer market. USB revenues in fiscal 1999 also benefited from the acquisition of Anchor in May 1999. ASPs remained relatively stable comparing fiscal 1999 to fiscal 1998.

   Revenues generated from the sale of data communication devices in fiscal 1999, increased $22.7 million or 18.3% compared to fiscal 1998 and $20.0 million, or 15.8% compared to fiscal 1997. The revenue growth in fiscal 1999 was the result of higher unit sales



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as units sold in fiscal 1999 increased 20.0% and 18.9% compared to fiscal 1998 and fiscal 1997, respectively. Data communication's revenue growth can be attributed to their ability to align themselves with several key customers in the Storage Area Network, Local Area Network and Wide Area Network markets. Contributions were primarily from the 1 Megabit Dual Port Ram, HotLink Transceivers and RoboClock Skew Clock Buffer family of products. The increase in unit sales more than offset the minimal decline in ASPs, comparing the same periods.

   Revenues from the sale of programmable logic products in fiscal year 1999, increased $3.3 million or 7.9% compared to fiscal 1998, however, decreasing $14.7 million or 24.8% compared to fiscal 1997. In fiscal 1999, revenues increased, compared to fiscal 1998, due to the ramp up of sales in the 37K and FLASH family of products. The revenue growth in the 37K and FLASH family of products more than offset declining sales in the more mature MAX and Small PLD family of products. Non-volatile memory product revenues remained relatively constant in fiscal 1999 decreasing $0.8 million compared to fiscal 1998. In 1997, Cypress decided to cease selling certain non-volatile memory devices, Erasable Programmable Read-only Memory ("EPROM"). As a result, the sale of non-volatile memory products decreased $13.1 million or 31.7% from fiscal 1999 to fiscal 1997.

   As is typical in the semiconductor industry, ASPs of products generally decline over the lifetime of the products. To increase revenues, Cypress seeks to expand its market share in the markets it currently serves and to introduce and sell new products with higher ASPs. Cypress will seek to remain competitive with respect to its pricing to prevent a further decline in sales.






                                     Page 5
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COST OF REVENUES

   Cost of revenues for fiscal 1999 were 54.9% of revenues, compared to 72.9% of revenues for fiscal 1998 and 67.1% of revenues during fiscal 1997. The decrease in cost of revenues as a percent of revenues was primarily due to a significant increase in unit sales, resulting in lower fixed cost per unit sold and the introduction of new products with higher margins. In order to offset the decrease in ASPs, Cypress must continue to find ways to lower manufacturing costs and introduce new products with higher margins in order to remain competitive in the marketplace.

   Cost of revenues for fiscal 1998 included one-time non-recurring charges totaling $21.7 million. These charges included $15.8 million related to the write-down of inventory, $3.8 million for the write-off of pre-operating costs and $2.1 million for the write-off of certain equipment. The $15.8 million charge for incremental inventory reserves arose due to market conditions resulting in the ongoing, over-supply and continued inventory corrections by end-user customers.

   The write-off of pre-operating costs included $2.9 million related to Cypress's wafer fabrication operation in Bloomington, Minnesota and $0.9 million related to its assembly and test operations in the Philippines. As a result of the restructuring activities, Cypress wrote off its previously capitalized pre-operating costs as an impaired asset due to uncertainties surrounding their future economic benefits. The pre-operating costs totaling $3.8 million, net of accumulated amortization were included in other assets at December 29, 1997.

   The write-off of equipment was related to equipment identified as obsolete during Cypress's periodic review of equipment and no longer considered usable. Excluding these one-time non-recurring charges, cost of revenues as a percent of revenues for fiscal 1998 would have been 69.3%.

Cypress continues to introduce new products and new methods of reducing manufacturing costs in order to mitigate the effects of declining ASPs on its gross margin. In March 1998, Cypress announced restructuring activities for its domestic wafer fabrication facilities and offshore back-end manufacturing operations. Activities completed to date have increased Cypress's manufacturing efficiencies and as a result, its gross margin has been increasing since the first quarter of fiscal 1998. Cypress expects to benefit from these restructuring activities in the future.

RESEARCH AND DEVELOPMENT

   Research and development ("R&D") expenditures for fiscal 1999 were $136.9 million or 18.4% of revenues, compared with $116.9 million or 19.9% of revenues for fiscal 1998 and $105.6 million or 16.7% of revenues for fiscal 1997. R&D expenditures in fiscal 1999 increased $20.0 million or 17.1% compared to fiscal 1998 and $31.3 million or 29.7% compared to fiscal 1997. R&D expenditures increased from fiscal 1997 through fiscal 1999 as Cypress continued its effort to accelerate the development of new products and migrate to more advanced process technologies. In 1999, spending in Cypress's design centers grew due to increased headcount and additional spending from design centers acquired with the purchase of Arcus and Anchor. During 1998, Cypress began utilizing the 0.25 micron process technology for manufacturing purposes, and in 1999, started development of 0.16 micron process technologies. Cypress believes that its future success will depend on its ability to develop and introduce new products that will compete effectively on the basis of price and performance, and will address customer needs. In fiscal 2000, Cypress is expecting to continue to increase spending in R&D in order to improve its design and process technologies in an effort to increase revenues and reduce costs. As part of this effort, in fiscal 2000, Cypress expects to complete the conversion of its San Jose R&D wafer fab from a six-inch facility into an eight-inch facility. This will make Cypress's R&D fab more compatible with its technologically advanced wafer fabs in Minnesota. This conversion is expected to be completed in October 2000.

SELLING, GENERAL AND ADMINISTRATIVE

     Selling, general and administrative ("SG&A") expenses for fiscal 1999 were $113.6 million or 15.2% of revenues, compared to $97.3 million or 16.5% of revenues for fiscal 1998 and $85.1 million or 13.4% of revenues for fiscal 1997. SG&A expenses for fiscal 1999 increased by $16.3 million or 16.8% as compared to fiscal 1998 and by $28.5 million or 33.5% when compared to fiscal 1997. SG&A spending increased from fiscal 1997 to fiscal 1998 and from fiscal 1998 to fiscal 1999, principally because of higher sales and marketing expenditures related to salesmen and rep commissions, a new sales force training program and higher marketing communication expenditures. In fiscal 1999, Cypress also incurred higher legal costs, primarily associated with its successful defense of the EMI patent infringement lawsuit. With the exception of variable spending, such as incentive bonuses, salary adjustments and commissions, Cypress expects to keep SG&A spending as a percent of revenues relatively constant in fiscal 2000.



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1999 RESTRUCTURING, MERGER AND ACQUISITION, AND OTHER NON-RECURRING COSTS

   During fiscal 1999, Cypress recorded a net $34.1 million in restructuring, merger and acquisition, and other non-recurring costs. These one-time, non-recurring costs included a $12.3 million write-off of a certain manufacturing asset that will not be utilized and an $11.9 million one-time compensation charge. In the first quarter of fiscal 1999, Cypress recorded one-time charges of $3.7 million associated with the merger with IC Works. These charges were for investment banking fees and other professional fees. During 1999 Cypress recorded $0.3 million in deferred compensation costs associated to the merger with Alation. Cypress also recorded $8.8 million in costs associated with the purchase of Anchor and Arcus comprising of $4.0 million for in-process technology, $1.6 million for transaction costs and $3.2 million in amortization of intangible assets. During the fourth quarter of fiscal 1999, Cypress acquired Altera's MAX 5000 Programmable Logic Device ("PLD") product line and its equity interest in Cypress's wafer fabrication facility in Round Rock, Texas. As part of the transaction, Cypress recorded intangible assets associated with the product rights and incurred $0.3 million for the amortization of these intangibles. These non-recurring charges were offset by a reversal of $3.1 million of the 1998 restructuring reserve. The reversed charges related to $2.2 million of severance and other employee related charges and $0.3 million for the provision for phase-down and completion of the Alphatec restructuring activities. Cypress also reversed $0.5 million of the 1998 restructuring reserve for other fixed asset related charges that were no longer considered necessary. During fiscal 1999, Cypress reversed $0.7 million of the 1996 restructuring reserve related to fixed asset de-installation charges that were no longer required.

1998 RESTRUCTURING AND OTHER NON-RECURRING COSTS

   During 1998, Cypress implemented an overall cost reduction plan and recorded a $58.9 million restructuring reserve. The restructuring entailed:

   - The shutdown of Fab 3, located in Bloomington, Minnesota and consolidation of parts of Fab 3 operations with other operations of Cypress.

   - The discontinuance of the 0.6 micron 256k SRAM production in Fab 2 located in Texas.

   - The conversion of an existing research and development fab located in San Jose (Fab 1) to eight-inch capability in order to be compatible with the state of the art eight-inch Minnesota manufacturing facility.

   - The transfer of Cypress's test operations from its subcontractor, Alphatec, in Thailand to Cypress's production facility in the Philippines.

   - The restructuring activities described above include the termination of approximately 850 manufacturing employees primarily from Cypress and Alphatec.

   FAB 3 -- The charge related to the shutdown of Fab 3 was $30.2 million. Of this amount, $26.0 million related to the write-down of equipment held for sale, $1.7 million of other fixed asset related charges for incremental third party costs expected to be incurred in the eventual physical removal of the written down assets, $1.1 million related to severance and other employee related costs and $1.4 million related to inventory.

   Fab 3 assets, which were not upgradable to 8-inch capability, were written down based on the estimated useful lives of the assets and the salvage value of the assets. The estimated useful lives were generally two months as a result of the decision to discontinue production in Fab 3 and the salvage value was determined based on the estimated sales value of used semiconductor equipment. Non-upgradable Fab 3 assets were depreciated down to their salvage value during the production phase-down period. Fab 3 assets, which were upgradable to 8-inch capability, were transferred to Fab 4 production during the third quarter of 1998.

   In accordance with the restructuring plan, Fab 3 production was phased down beginning in the second quarter of 1998 and ceased in July 1998. From this time, Cypress has held the non-upgradable equipment for sale. As of January 2, 2000, some of the equipment still has not been sold. Cypress expects to recover the originally determined salvage value for such equipment, however, no assurance can be given as to the amount of proceeds that will ultimately be collected.

   FAB 2 -- The decision to discontinue manufacturing SRAM products on Cypress's
0.6 micron 256K SRAM process in Texas resulted in excess equipment and employee redundancy. Charges with this decision totaled $21.3 million, of which $18.0 million related to the write-down of equipment, $0.3 million related to the write-down of inventory, $1.7 million related to severance and



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other employee related costs and $1.3 million of other fixed asset related charges for incremental third party costs for the physical removal of the written down assets and the resolution of certain related tax matters.

   Excess equipment in Fab 2 was written down based on the useful lives of the assets and the estimated salvage value of the assets. Cypress had the ability and intention to sell all the equipment immediately but due to the semiconductor industry slow-down, Cypress recognized immediate sale of the equipment would be difficult. The equipment was kept in the fab, ready for demonstration and testing by a willing buyer. Cypress used the equipment during the production phase-down period through May 1998.

   As of January 2, 2000, some of this equipment remains on hand. Cypress expects to recover the originally determined salvage value for such equipment, however, no assurance can be given as to the amount of proceeds that will ultimately be collected.

   FAB 1 and San Jose Operations -- The restructuring plan included the upgrade of Fab 1 to an eight-inch facility to ensure compatibility with Cypress's Fab 4 manufacturing facility in Minnesota. Fab 1 is used for research and development purposes. The plan assumed commencement of Fab 1 restructuring activities during the middle of 1998 with completion by the end of January 1999. The plan included the disposal and write-down of six-inch manufacturing equipment that was not upgradable to eight-inch capability. The remaining net book value of such assets was written off over the estimated useful life through January 1999. Incremental depreciation charges, to reflect the revised useful lives of this equipment, were included in research and development costs for 1998 and January 1999. Cypress also reserved $1.0 million to write-down the value of certain other equipment and reserved $1.3 million related to severance and other employee related costs. In fiscal 2000, Cypress expects to convert its San Jose R&D wafer fab from a six-inch facility into an eight-inch facility. This will make Cypress's R&D fab more compatible with its technologically advanced wafer fabs in Minnesota. This conversion is expected to be completed in October 2000.

   ALPHATEC -- Cypress reserved $5.1 million to provide for the consolidation of Thailand test activities from Alphatec, Cypress's subcontractor, with Cypress's Philippines facility. Of this $5.1 million reserve, $1.5 million was related to production inventories which were no longer useable as a result of this consolidation, $1.3 million was related to severance costs at the subcontractor and $2.3 million was related to excess equipment and leasehold improvements which were no longer used. The assets were considered held for sale and were written down to their revised carrying value. The transfer of production from Alphatec to the Philippines facility began during the second quarter of 1998 and was completed in January 1999, one month later than originally planned.

   OTHER -- Separate from the restructuring charge, Cypress recorded an additional charge of $27.3 million, which was recorded as operating expenses. The charges were for inventory reserves ($15.8 million), the write-off of pre-operating costs ($3.8 million), the write-off of an equity investment ($3.1 million), costs incurred to reimburse a customer for expenses incurred as a consequence of Cypress's defective products ($2.5 million) and the write-off of obsolete equipment in Fab 4 ($2.1 million). The write-down of inventory was made to establish incremental reserves for excess inventory and was recorded as cost of revenues.

   The write-off of pre-operating costs included $2.9 million related to Cypress's wafer fabrication operation in Bloomington, Minnesota and $0.9 million related to its assembly and test operation in the Philippines. As a result of restructuring activities, Cypress wrote off its previously capitalized pre-operating costs as an impaired asset due to uncertainties surrounding their future economic benefits and accordingly the costs were written off to cost of sales. There were no capitalized pre-operating costs subsequent to the first quarter of 1998.

   The $3.1 million write-off of the investment was recorded against net interest and other income to reflect the decline in the value of a certain investment. Selling, general and administrative costs included the write-off of $2.5 million in costs incurred to reimburse a customer for certain product expenses incurred. During Cypress's periodic review of equipment, some equipment was identified as obsolete and $2.1 million was charged to cost of sales to write-off the obsolete equipment.

1997 RESTRUCTURING COSTS - CYPRESS (ICW)

     In fiscal 1997, Maxim Integrated Products, Inc. ("Maxim") agreed to purchase wafer fabrication assets from Cypress and its Fab Partners to purchase certain equipment from Cypress lessors thereby relieving Cypress of significant future equipment lease obligations. Maxim also acquired the property that housed the fab from Samsung Semiconductor, Inc. as part of the same transaction. The remaining assets to be disposed at the end of fiscal year 1997 were liquidated between April 1998 and June 1998 (including at an equipment auction in June
1998). Due to the lack of any meaningful sale of assets at the June auction, the actual liquidation of substantially all of the remaining assets was completed in November 1998. In May 1998, Maxim purchased approximately $0.5 million of the assets to be disposed of in another asset sale transaction separate from the November 1997 transaction.

    Cypress entered into the following material agreements related to the sale of its fab assets to Maxim in November 1997:

1. Asset purchase agreements -- related to the purchase of assets from each of the respective owners of assets. (Fab Partners, lessors, and Cypress.) The loss incurred by the Company as a result of these agreements are included as part of the restructuring costs in the accompanying financial statements.

2. Loan agreement -- related to a loan by Maxim to Cypress in the amount of $2.0 million. Recorded as long term debt in March 1998 and is payable at the earlier of an IPO, change in control, or four years.

3. Foundry agreement -- related to Cypress agreement for Maxim to provide BiCMOS foundry services to Cypress . This agreement terminated in December 1998. No effect on financials.

4. Operating agreement -- related to sharing of the fab between Cypress and Maxim for a period of up to seven months from close (actual duration was four months). Specifics of the agreements include how costs are shared, who has control and when the fab transfers sequentially from Cypress to Maxim, the basis for one party billing the other for its manufacturing activities within the fab during the period of sharing the fab, and an agreement with Maxim that they will hire substantially all the wafer fab-related employees based on a prescribed schedule. The operating agreement was substantially completed in March 1998.

    Cypress and Maxim also entered into an operating agreement that outlined the utilization of and cost-sharing for the facility during the six-month transition period following the sale of the fab assets to Maxim.

    While Maxim had acquired most of Cypress owned and leased fab assets and certain related assets, Cypress still owned or leased other wafer fabrication assets that were not purchased by Maxim. As such, in connection with the exit of the wafer fabrication business, Cypress recorded a restructure charge of approximately $9.9 million related to impairment of assets sold to Maxim ($2.2 million), impairment of assets held for sale ($1.8 million), refinancing of lease agreements ($3.6 million), employee severance ($0.2 million), and other transaction costs ($2.2 million). These agreements with Maxim resulted in a reduction of headcount of approximately 113 foundry employees (most of whom were hired by Maxim). The total expected cash outlay related to this charge was approximately $6.7 million at December 29, 1997, of which the remaining $4.1 million was paid in 1999.

    In November 1997, Cypress also borrowed $2.0 million from Maxim with interest accruing at 6% per annum. The note and interest are to be repaid at the earlier of: a majority sale of Cypress, the consummation of a public offering of Cypress common stock, or four years from the date of the note (November 2001). In addition, Cypress entered into a wafer purchase agreement with Maxim that allows Cypress to buy BiCMOS wafers from Maxim for a period of up to two years.

    On the closing date of the transaction, November 20, 1997, Maxim purchased Cypress six-inch wafer fabrication leasehold improvements and manufacturing equipment as well as certain five-inch wafer fabrication equipment that Cypress owned or acquired through capital leases. The carrying values of the six-inch and five-inch fabrication assets were $14.25 million and $0.4 million, respectively. Proceeds of the sale of these assets to Maxim were $12.5 million to Cypress. Substantially all the assets held at December 29, 1997 were sold prior to January 3, 1999.

INTEREST EXPENSE

    Interest expense was $9.6 million for fiscal 1999, compared to $11.3 million for fiscal 1998 and $8.5 million for fiscal 1997. Interest expense incurred during fiscal 1999 is primarily associated with the 6.0% Convertible Subordinated Notes , which were issued in September 1997 and are due in 2002. The decrease in fiscal 1999 is primarily attributable to the retirement of $15.0 million of these Notes towards the end of 1998. Interest incurred during fiscal 1997 also included expenses from the convertible bond redeemed in March 1997 and a revolving line of credit.

INTEREST AND OTHER INCOME, NET

    Net interest and other income was $53.2 million for fiscal 1999 compared to $14.1 million for fiscal 1998 and $13.4 million for fiscal 1997. Net interest and other income for fiscal 1999 included a $36.2 million gain from the sale of a certain investment and $18.0 million of interest income. Offsetting other income was $1.0 million related to the amortization of bond issuance costs. In fiscal 1998, net interest and other income included interest income of $16.0 million, a $1.7 million pre-tax net gain related to the retirement of $15.0 million of Cypress's 6.0% Convertible Subordinated Notes and foreign exchange gains of $0.5 million. The 1998 net interest and other income is offset by a non-recurring, pre-tax charge of $3.1 million recorded to reflect the decline in value of a certain investment and $1.0 million in amortization of bond issuance costs. Net interest and other income for fiscal 1997 relates primarily to interest income of $10.5 million and a $3.8 million gain from the sale of a certain investment.

TAXES

   Cypress's effective tax rates for fiscal years 1999, 1998 and 1997 were 7.4%, 9.9% and 65.7%, respectively. A tax benefit of $11.1 million was realized during fiscal 1998 compared to expenses of $7.0 million and $6.1 million during fiscal 1999 and fiscal 1997, respectively. The benefit was attributable primarily to the utilization of loss carrybacks, the utilization of research and development tax credits and non-U.S. income taxed at lower tax rates compared to U.S. tax rates, principally related to Cypress's operations in the Philippines.

   During 1998, the United States Internal Revenue Service began an examination of tax returns for fiscal years 1994 through 1996. The examination is expected to continue through July 2000. Management believes that the outcome of the examination will not have a material effect on Cypress's consolidated financial position or results of operations.

EARNINGS BEFORE GOODWILL

   Cypress reported basic earnings before goodwill ("EBG") and diluted EBG. EBG refers to earnings excluding pretax acquisition and restructuring related charges and credits, in-process research and development costs, transaction costs and amortization of intangible assets, net of tax. These charges and credits are excluded from the computation of EBG and are collectively referred to as goodwill by Cypress. Cypress presented EBG as a measure of our operating results, however, EBG is not intended to replace operating income or net income as an indicator of operating performance or to replace cashflow as a measure of liquidity because EBG is not a concept under generally accepted accounting principles. Also, our calculation of EBG may not be comparable to EBG as calculated by other companies. The table below reconciles basic and diluted net income (loss) per share to basic and diluted earnings (loss) before goodwill per share, respectively.

Reconciliation of basic net income (loss) per share to basic earnings (loss) per share before goodwill:

                                                                         YEARS ENDED
                                                                JAN. 2,     JAN. 3,     DEC. 29,
                                                                 2000        1999         1997
                                                                -------     -------     --------
      Basic net income (loss) per share .....................   $ 0.81      $(0.97)      $0.03
      Goodwill and non-recurring costs net of taxes per
       share ................................................   $ 0.02          --       $0.03
      Restructuring costs (credits) net of taxes per share ..   $(0.03)     $ 0.52       $0.07
                                                                ------      ------       -----
      Basic earnings (loss) before goodwill per share .......   $ 0.80      $(0.45)      $0.13
                                                                ------      ------       -----

Reconciliation of diluted net income (loss) per share to diluted earnings (loss) per share before goodwill:

                                                                          YEARS ENDED
                                                                JAN. 2,     JAN. 3,     DEC. 29,
                                                                 2000        1999        1997
                                                                -------     -------     --------
      Diluted net income (loss) per share ...................   $ 0.76      $(0.97)      $0.03
      Goodwill and non-recurring costs net of taxes per
       share ................................................   $ 0.02      $   --       $0.02
      Restructuring costs (credits) net of taxes per share ..   $(0.03)     $ 0.52       $0.07
                                                                ------      ------       -----
      Diluted earnings (loss) before goodwill per share .....   $ 0.75      $(0.45)      $0.12
                                                                ------      ------       -----

STOCK BASED COMPENSATION

   Cypress accounts for stock-based compensation arrangements in accordance with provision of APB No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and discloses pro forma information regarding net income (loss) and earnings
(loss) per share as allowed by Statement of Accounting Standards No. 123 (SFAS
123). Under APB 25, compensation cost is recognized based on the difference, if any, between the fair market price of Cypress's stock on the date of grant and the amount an employee must pay to acquire the stock. As permitted by SFAS 123, Cypress discloses pro-forma net income (loss) and pro-forma net income (loss) per share as if it had recorded compensation cost. The pro-forma effect on net income (loss) and net income (loss) per share is based on the estimated grant date fair value, as defined by SFAS 123 for awards granted under the Cypress's 1994 and 1999 Stock Option Plans and its Employee Stock Purchase Plan. Inclusive of the pro-forma effect, basic and diluted net income was $55.4 million for fiscal 1999 and basic and diluted net loss was $132.6 million and $21.9 million for fiscal years 1998 and 1997, respectively. Pro-forma basic net income per share was $0.51 and diluted net income per share was $0.48 for fiscal 1999. Pro-forma basic and diluted net loss per share was ($1.26) and ($0.21) for fiscal years 1998 and 1997, respectively. The pro-forma effect may be impacted by various factors including re-pricing of existing options.

   In January 1998, substantially all outstanding stock options with an exercise price in excess of $9.75 per share were cancelled and replaced with new options having an exercise price of $9.75 per share, the fair market value on the date that the employees accepted the repricing. A total of 10,464,000 shares were repriced. This repricing excluded the Board of Directors, the Chief Executive Officer and the Executive staff of Cypress.

LIQUIDITY AND CAPITAL RESOURCES

     Cypress's cash, cash equivalents and short-term investments totaled $280.9 million at the end of fiscal year 1999, a $106.4 million increase from the end of 1998.

     On January 31, 2000, Cypress filed a universal shelf registration statement with the Securities and Exchange Commission (SEC). The registration statement, which was effective February 8, 2000, will allow Cypress to market and sell up to $400.0 million of its securities. The shelf registration statement will allow Cypress flexibility to raise funds from the offering of debt securities, common stock, preferred stock, or a combination thereof, subject to market conditions and Cypress's capital needs.

     During fiscal 1999, Cypress filed a registration statement on Form S-3 with the Securities and Exchange Commission. Under this shelf registration statement, Cypress could through March 2001 sell any combination of debt securities, preferred stock and common stock in one or more offerings up to a total amount of $300.0 million dollars. The full amount of this shelf registration statement has been used by the transactions described in this paragraph. On January 19, 2000, Cypress completed a $283.0 million registered-placement of 5-year convertible subordinated notes. The notes are due in the year 2005, with a coupon rate of 4.00% and an initial conversion premium of 28.5%. The notes are convertible into approximately 6.1 million shares of common stock and are callable by Cypress no earlier than February 5, 2003. Net proceeds were $275.2 million, after issuance costs of $7.8 million. Pursuant to the shelf registration statement, on March 29, 1999, Cypress sold 7.2 million shares of common stock, including 4.7 million shares it was required to sell to cure a taint to allow the merger with ICW to be accounted for as a pooling of interests. Cypress received approximately $33.8 million in proceeds, net of issuance costs, from the sale of these shares. The remaining 2.5 million shares were sold by selling stockholders. Cypress did not receive any proceeds from the shares sold by the selling stockholders.

     During 1999, Cypress purchased $114.4 million in capital equipment, a $30.8 million increase from the $83.6 million purchased in 1998, and a $31.7 million decrease from the $146.1 million purchased in 1997. Cypress purchased equipment for its domestic wafer fabrication plants, its test and assembly facility in the Philippines, its backend manufacturing subcontractors and its design and technology groups. Equipment purchased for its fabs is expected to improve wafer manufacturing capacity and capabilities as Cypress implements new technologies, including its 0.16 and 0.25 micron processes. A majority of the equipment purchased was for Fab 4a located in Minnesota to increase its capacity and capability. Equipment purchased for the Philippines and its subcontractors was used to increase manufacturing capacity and tool certain packaging capabilities. Capital equipment purchases for the technology group are expected to enhance and accelerate research and development capabilities. Capital expenditures in 2000 are expected to be significantly higher compared to 1999 as Cypress continues its efforts to increase its wafer manufacturing capabilities and capacity by purchasing more equipment for Fab 4a and by constructing Fab 4b and Fab 4c, located on the same site as Fab 4a in Minnesota. Cypress also expects to continue upgrading its research and development fab in San Jose from six-inch to eight-inch to ensure compatibility with Cypress's wafer manufacturing facilities in Minnesota. The conversion is expected to be completed by June 2000. Cypress will also continue to purchase new software and equipment to enhance its research and development capabilities. In fiscal 2000, Cypress expects to purchase approximately $380.0 million in capital equipment.

     In March 1999, Cypress announced a program whereby all U.S. employees were offered loans to facilitate the exercise of vested stock options. The loan program was initiated to reduce the number of tainted shares to allow the merger with ICW to be accounted for as a pooling of interests. Under the terms of the program, only options which were vested as of March 1, 1999 and whose exercise price was less than or equal to $9.75 could qualify for a loan. The loans, including interest, are due at the earlier of three days following the sale of the shares, within thirty days of the date the individual ceases to be an employee of Cypress or 3 years from the grant date of the loan. The loans bear interest at a rate of 4.71% and are secured by Cypress common shares. At January 2, 2000, amounts receivable under this program totaled $8.2 million.

   In 1998, Cypress retired a total of $15.0 million principal of its $175.0 million, 6.0% convertible subordinated notes for $12.9 million, resulting in a pre-tax net gain of $1.7 million. The net gain was recorded as interest and other income. The notes, which were issued in September 1997, are due October 1, 2002 and contain a coupon rate of 6.0%. The remaining outstanding notes are convertible into approximately 6,772,000 shares of common stock and are callable by Cypress on or after October 2, 2000. A portion of the proceeds from the notes were used to repay the $49.0 million balance outstanding under the revolving credit facility, acquire equipment, purchase a building in Woodinville, Washington and for stock repurchases in 1997. The remaining proceeds have been invested in interest-bearing investment grade securities and have been used for general corporate purposes, including capital expenditures to add manufacturing capacity and capability, development and commercialization of products, working capital and strategic acquisitions or investments.

   During fiscal 1997, Cypress entered into an agreement to borrow $2.0 million from a third party with interest accruing at 6.0% per annum. The loan was repaid in April 1999. Also during 1997, Cypress issued promissory notes to three significant customers for $2.0 million, $1.4 million and $0.3 million, bearing interest at 6.0%, 10.0% and 7.5%, respectively and due in October 2000, August 2000 and July 1999, respectively. As of January 2, 2000, a total of $0.7 million was payable under the notes.

   In fiscal years 1997 and 1998, the Board of Directors authorized the repurchase of up to 14.0 million shares of Cypress's common stock. Through January 3, 1999, 8.1 million shares had been repurchased under this entire program for $67.5 million. On February 25, 1999, the Board of Directors terminated the stock repurchase program to cure the tainted shares in order to allow the merger with ICW to be accounted for as a pooling of interests. The unsold repurchased shares were and are expected to continue to be used for option exercises under Cypress's 1994 Stock Option Plan and stock purchases under the Employee Stock Purchase Plan. During 1998, Cypress reissued 1.8 million shares of common stock under such plans. During fiscal 1999, Cypress reissued a total of 8.3 million shares in relation to the stock offering described above and in conjunction with the 1994 Stock Option Plan and Employee Purchase Plan. Such shares had been repurchased under the 1997/1998 plan and repurchase programs prior to 1997.

   In February 1997, Cypress called for redemption of all of the 3.15% Convertible Subordinated Notes which was effective as of March 26, 1997. At the time of conversion, approximately 85% of the holders elected to convert their notes into Cypress's common stock, increasing the amount of common stock outstanding by 6.8 million shares. As a result of holders electing the cash settlement, Cypress paid out $14.3 million.

   In April 1997, Cypress sold capital equipment located in its Minnesota wafer fabrication facility to Fleet Capital Leasing ("Fleet") in a sale-leaseback agreement. In October 1997, Cypress entered into a similar agreement with Comdisco, Inc. ("Comdisco") for other capital equipment located in Minnesota. Cypress received a total of $28.2 million from Fleet and Comdisco in exchange for the capital equipment and as a result of the transactions, recorded an immaterial gain that will be amortized over the life of the leases.

   In 1994 and 1995, Cypress entered into three operating lease agreements with respect to its office and manufacturing facilities in San Jose and Minnesota. In 1999, the lease related to the San Jose office and research and development facilities expired. In October 1999, Cypress re-entered into a new operating lease agreement with the same leasor for the same facilities. In April 1996, Cypress entered into an additional lease agreement for two office facilities in San Jose. These agreements require that Cypress maintain a specific level of restricted cash or investments to serve as collateral for these leases and maintain compliance with certain financial covenants. Cypress's restricted investment balance as of January 2, 2000 and January 3, 1999 was $61.2 million and $59.7 million, respectively, and is recorded as other assets on the Balance Sheet. Cypress was in compliance with its covenants at January 2, 2000.

   In 1997, Cypress established a revolving line of credit with a bank totaling up to $6.5 million. Cypress cancelled this line of credit in June 1999. In July 1996, Cypress established a three-year $100.0 million unsecured revolving credit facility with Bank of America National Trust and Savings Association as agent on behalf of certain banks. During 1998, Cypress cancelled this line of credit.

   Cypress believes that existing cash and cash equivalents and cash from operations will be sufficient to meet present and anticipated working capital requirements and other cash needs for at least the next twelve months. Beyond twelve months, changes in market demand and the possible need to increase manufacturing capacity and capability, may cause Cypress to raise additional capital through debt or equity financing. Although additional financing may be required, there can be no assurance that it would be available to Cypress or available at terms Cypress deems satisfactory.

FACTORS AFFECTING FUTURE RESULTS

RISK FACTORS

   Except for the historical information contained herein, the discussion in this 8-K report contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, including, but not limited to, statements as to the future operating results and business plans of Cypress, that involve risks and uncertainties. We use such words as "anticipate," "believes," "expects," "future," "intends," and similar expressions to identify forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements for any reason, including the risks described below and elsewhere in this Form 8-K. If any of the following risks actually occur, our business, financial condition and operating results could be seriously harmed.

   The risks and uncertainties described below are not the only ones Cypress faces. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair Cypress's business operations. If any of the following risks actually occur, our business financial condition and operating results could be materially adversely affected, the trading price of our common stock could decline and you might lose all or part of your investment.

Following is a summary of the risk factors:

- Cypress's future operating results are very likely to fluctuate and therefore may fail to meet expectations.
- Cypress faces periods of industry-wide semiconductor over-supply which may harm its results.
- Cypress's financial results could be seriously harmed if the markets in which it sells its products do not grow.
- Cypress is affected by a general pattern of product price decline and fluctuations, which can adversely impact its business.
- Cypress may be unable to adequately protect its intellectual property rights, and may face significant expenses as a result of ongoing, or future, litigation.
- Cypress's financial results could be seriously harmed if it fails to develop, introduce and sell new products or fails to develop and implement new manufacturing technologies.
- Interruptions in the availability of raw materials can seriously harm Cypress's financial performance.
- Problems in the performance of other companies Cypress hires to perform certain manufacturing tasks can seriously impact Cypress's financial performance.
- The complex nature of Cypress's manufacturing activities makes the company highly susceptible to manufacturing problems and these problems can have substantial negative impact when they occur.
- Cypress may not be able to use all of its existing or future manufacturing capacity, which can negatively impact its business.
- Cypress's operations and financial results could be severely harmed by certain natural disasters.
- Cypress's business, results of operations and financial condition will be seriously harmed if it fails to compete in its highly competitive industry and markets.
- Cypress must build semiconductors based on its forecasts of demand, and if its forecasts are inaccurate, Cypress may have large amounts of unsold products or the Company may not be able to fill all orders.
- Cypress must spend heavily on equipment to stay competitive, and will be adversely impacted if it is unable to secure financing for such investments.
- Cypress competes with others to attract and retain key personnel, and any loss of, or inability to attract such personnel would harm Cypress.
- Cypress faces additional problems and uncertainties associated with international operations that could seriously harm it.
- Cypress is subject to many different environmental regulations and compliance with them may be costly.
- Cypress depends on third parties to transport its products and could be harmed if these parties experience problems.
-  Cypress faces a number of unknown risks associated with year 2000.
- Cypress may fail to integrate its business and technologies with those of companies that it has recently acquired and that it may acquire in the future.

   For a complete detailed discussion of risk factors, refer to Cypress's Annual Report for its fiscal year ended January 2, 2000, filed on Form 10-K with the Securities and Exchange Commission.

YEAR 2000 READINESS DISCLOSURE

   The year 2000 computer issue creates a variety of risks for Cypress. The year 2000 computer problem refers to the potential for system and processing failures of date-related data as a result of computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that have time-sensitive software may recognize a date represented as "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including among other things, interruptions in manufacturing, design and process development operations, disruptions in processing business transactions, and disruptions in other normal business activities. Issues related to the year 2000 computer problem could still arise. The risks involve:

- potential warranty or other claims by customers with respect to errors in Cypress's products;
-  errors in systems used to run Cypress's business;
-  errors in systems used by Cypress's suppliers;
-  errors in systems used by customers; and
- potential reduced spending by customers as a result of concerns about potential year 2000 problems.

   Cypress has designed most of its products to be year 2000 compliant and has developed corrective measures for other products that were not originally designed to be year 2000 compliant. However, its products may be integrated into or used in conjunction with products supplied by other vendors. Cypress cannot evaluate whether all of the products of other vendors are year 2000 compliant. Cypress may face claims based on year 2000 problems in other companies' products or based on issues arising from the integration or use of multiple products. Cypress may in the future be required to defend its products in legal proceedings that could be expensive regardless of the merits of these claims.

   If Cypress's suppliers, vendors, partners, customers and service providers fail to correct their year 2000 problems, these failures could result in an interruption in, or a failure of, its normal business activities or operations. If a year 2000 problem occurs, it may be difficult to determine which party's products have caused the problem. These failures could interrupt our operations and damage its relationships with customers. Due to the general uncertainty inherent in the year 2000 problem resulting from the readiness of third-party suppliers and vendors, Cypress is unable to determine at this time whether third-party year 2000 failures could harm its business, results of operations and financial condition.

SUPPLEMENTARY QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

   Cypress is exposed to financial market risks, including changes in interest rates and foreign currency exchange rates. To mitigate these risks, Cypress utilizes derivative financial instruments. Cypress does not use derivative financial instruments for speculative or trading purposes.

   The fair value of Cypress's investment portfolio or related income would not be significantly impacted by either a 100 basis point increase or decrease in interest rates due mainly to the short-term nature of the major portion of Cypress's investment portfolio. An increase in interest rates would not significantly increase interest expense due to the fixed nature of Cypress's debt obligation.

   A majority of Cypress's revenue and capital spending is transacted in U.S. dollars. However, Cypress does enter into these transactions in other currencies, primarily Japanese yen and certain other European currencies. To protect against reductions in value and the volatility of future cash flows caused by changes in foreign exchange rates, Cypress has established revenue and balance sheet hedging programs. Cypress's hedging programs reduce, but do not always eliminate, the impact of foreign currency rate movements. Based on Cypress's overall currency rate exposure at January 2, 2000, a near-term 10% appreciation or depreciation in the U.S. dollar would have an immaterial effect on Cypress's financial position, results of operations and cash flows over the next fiscal year.

   All of the potential changes noted above are based on sensitivity analyses performed on Cypress's balances as of January 2, 2000.

                    SUPPLEMENTARY CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER-SHARE AMOUNTS)

                                     ASSETS

                                                                               JANUARY 2,      JANUARY 3,
                                                                                  2000            1999
                                                                               ----------      ----------
Current assets:
  Cash and cash equivalents .................................................  $  159,088      $ 151,390
  Short-term investments ....................................................     121,859         23,123
                                                                               ----------      ---------
      Total cash, cash equivalents and short-term investments ...............     280,947        174,513
  Accounts receivable, net (Note 2) .........................................     104,143         71,962
  Inventories (Note 2) ......................................................      98,786         69,201
  Other current assets ......................................................      78,117         56,428
                                                                               ----------      ---------
      Total current assets ..................................................     561,993        372,104
                                                                               ----------      ---------
Property, plant and equipment, net (Note 2) .................................     358,206        351,281
Other assets (Note 2) .......................................................     226,759        127,260
                                                                               ----------      ---------
                                                                               $1,146,958      $ 850,645
                                                                               ==========      =========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable ..........................................................  $  103,691      $  56,137
  Accrued compensation and employee benefits ................................      32,485         20,361
  Other current liabilities .................................................      23,806         15,668
  Deferred income on sales to distributors ..................................      21,061         13,840
  Income taxes payable ......................................................      20,311         15,209
                                                                               ----------      ---------
      Total current liabilities .............................................     201,354        121,215
                                                                               ----------      ---------
Convertible subordinated notes ..............................................     160,000        160,000
Deferred income taxes .......................................................      56,100         41,065
Other long-term liabilities .................................................      10,884         10,540
                                                                               ----------      ---------
      Total liabilities .....................................................     428,338        332,820
                                                                               ----------      ---------
Commitments and contingencies (Note 9)
Stockholders' equity:
  Preferred stock, $.01 par value, 5,000 shares authorized; none
    Issued and outstanding ..................................................          --             --
  Common stock, $.01 par value, 250,000 shares authorized; 119,091 and
    114,107 issued; 114,111 and 100,819 outstanding at January 2, 2000 and
    January 3, 1999 .........................................................       1,162          1,112
  Additional paid-in-capital ................................................     562,703        506,387
  Notes receivable from stockholders ........................................      (8,186)            --
  Deferred compensation .....................................................      (1,932)        (1,961)
  Retained earnings .........................................................     237,597        176,925
                                                                               ----------      ---------
                                                                                  791,344        682,463
  Less: shares of common stock held in treasury, at cost; 4,980 shares
    at January 2, 2000 and 13,288 shares at January 3, 1999 .................     (72,724)      (164,638)
                                                                               ----------      ---------
        Total stockholders' equity ..........................................     718,620        517,825
                                                                               ----------      ---------
                                                                               $1,146,958      $ 850,645
                                                                               ==========      =========

              The accompanying notes form an integral part of these
                Supplementary Consolidated Financial Statements.

               SUPPLEMENTARY CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER-SHARE AMOUNTS)

                                                                       YEAR ENDED
                                                         -----------------------------------------
                                                         JANUARY 2,     JANUARY 3,    DECEMBER 29,
                                                           2000           1999           1997
                                                         ----------     ----------    ------------
Revenues ..............................................  $ 745,042      $ 588,915      $ 632,969
                                                         ---------      ---------      ---------
Cost of revenues ......................................    408,885        429,599        424,462
Research and development ..............................    136,858        116,871        105,570
Selling, general and administrative ...................    113,601         97,267         85,062
Acquisition and other non-recurring costs, net ........     37,902             --          3,669
Restructuring and other non-recurring costs, net ......     (3,811)        60,737          9,882
                                                         ---------      ---------      ---------
      Total operating costs and expenses ..............    693,435        704,474        628,645
                                                         ---------      ---------      ---------
Operating income (loss) ...............................     51,607       (115,559)         4,324
Interest expense ......................................     (9,643)       (11,276)        (8,461)
Interest income and other, net ........................     53,205         14,133         13,442
                                                         ---------      ---------      ---------
Income (loss) before income taxes .....................     95,169       (112,702)         9,305
(Provision) benefit for income taxes ..................     (7,039)        11,108         (6,109)
                                                         ---------      ---------      ---------
Net income (loss) .....................................  $  88,130      $(101,594)     $   3,196
                                                         =========      =========      =========
Net income (loss) per share:
  Basic ...............................................  $    0.81      $   (0.97)     $    0.03
  Diluted .............................................  $    0.76      $   (0.97)     $    0.03
Weighted average common and common equivalent shares
  outstanding:
  Basic ...............................................    108,156        105,238        102,920
  Diluted .............................................    115,527        105,238        110,820

              The accompanying notes form an integral part of these
                Supplementary Consolidated Financial Statements.

          SUPPLEMENTARY CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)


                                                                            NOTES
                                            COMMON STOCK      ADDITIONAL  RECEIVABLE                                       TOTAL
                                          ------------------   PAID-IN      FROM        DEFERRED   RETAINED TREASURY   STOCKHOLDERS'
                                          SHARES     AMOUNT    CAPITAL   STOCKHOLDERS COMPENSATION EARNINGS   STOCK       EQUITY
                                          ------   ---------  ---------- ------------ ------------ -------- ---------- ------------
BALANCES AT DECEMBER 30, 1996 ........    93,282   $   1,014  $ 349,510         --    $   (756)    $281,362  $(116,843)  $ 514,287
Re-issuance of treasury shares and
  Issuance of common stock under
  Employee stock plans and other .....     6,584          26     52,996         (4)         --          --          --      53,018
Premiums received from put
  Option issuances ...................        --          --      2,760         --          --          --          --       2,760
Tax benefit resulting from stock
  Option transactions ................        --          --      6,959         --          --          --          --       6,959
Issuance of common stock
  From the conversion of the
  Convertible debt ...................     6,789          67     83,036         --          --          --          --      83,103
Repurchase of common stock
  Under stock repurchase program .....      (516)         --         --         --          --                  (5,288)     (5,288)
Adjustment to deferred
  Compensation .......................        --          --        358         --         250          --          --         608
Net income for the year ..............        --          --         --         --          --       3,196          --       3,196
                                       ---------   ---------  ---------  ---------   ---------   ---------   ---------   ---------
BALANCES AT DECEMBER 29, 1997 ........   106,139       1,107    495,619         (4)       (506)    284,558    (122,131)    658,643
Cypress (ICW) activities for the
 Quarter ended March 28, 1999 ........        --          --         --         --          --       1,622          --       1,622
Re-issuance of treasury shares and
  Issuance of common stock under
  Employee stock plans and other .....     2,287           5      3,000          4          --      (7,661)     19,767      15,115
Premiums received from put
  Option issuances ...................        --          --      6,620         --          --          --          --       6,620
Conversion of note payable into
  common stock .......................        --          --        225         --          --          --          --         225
Repurchase of common stock
  Under stock repurchase program .....    (7,607)         --         --         --          --          --     (62,274)    (62,274)
Compensation expense to outside
  Consultants ........................        --          --         14         --          --          --          --          14
Adjustment to deferred
  Compensation .......................        --          --        909         --      (1,455)         --          --        (546)
Net loss for the year ................        --         --         --          --          --    (101,594)         --    (101,594)
                                       ---------   ---------  ---------  ---------   ---------   ---------   ---------   ---------
BALANCES AT JANUARY 3, 1999 ..........   100,819       1,112    506,387         --      (1,961)    176,925    (164,638)    517,825
Cypress (Galvantech)) activities for
 The quarter ended March 31, 1999 ....        --          --         --         --          --         232          --         232
Re-issuance of treasury shares and
  Issuance of common stock under
  Employee stock plans and other .....    13,292          50     40,974         --          --     (27,690)     91,914     105,248
Tax benefit resulting from stock
Option transactions ..................        --          --     13,772         --          --          --          --      13,772
Notes receivable from stockholders ...        --          --         --     (8,186)         --          --          --      (8,186)
Conversion of note payable into
  common stock .......................        --          --        300         --          --          --          --         300
Compensation expense to outside
  Consultants ........................        --          --        234         --          --          --          --         234
Adjustment to deferred
  Compensation .......................        --          --      1,036         --          29          --          --       1,065
Net income for the year ..............        --          --         --         --          --      88,130          --      88,130
                                       ---------   ---------  ---------  ---------   ---------   ---------   ---------   ---------
BALANCES AT JANUARY 2, 2000 ..........   114,111   $   1,162  $ 562,703  $  (8,186)  $  (1,932)  $ 237,597   $ (72,724)  $ 718,620
                                       ---------   ---------  ---------  ---------   ---------   ---------   ---------   ---------

             The accompanying notes form an integral part of these
                Supplementary Consolidated Financial Statements.

                    SUPPLEMENTARY CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                       YEAR ENDED
                                                                      ---------------------------------------------
                                                                      JANUARY 2,       JANUARY 3,      DECEMBER 29,
                                                                        2000             1999             1997
                                                                      ----------       ----------      ------------
Cash flow from operating activities:
  Net income (loss) ..............................................    $  88,130        $(101,594)       $   3,196
  Adjustments to reconcile net income (loss) to net cash
     generated by operating activities:
  Depreciation and amortization ..................................      108,886          116,135          114,350
  Acquired in-process research and development ...................        4,019               --            3,669
  Non-cash interest and amortization of debt issuance
     costs .......................................................        1,034            1,034            3,978
  Net gain on early retirement of debt ...........................           --           (1,734)              --
  Loss on sale of fixed assets ...................................           --            1,069               --
  Loss on write down of assets ...................................       11,047               --               --
  Deferred gain on sale of fixed assets ..........................       (3,959)              --           (3,431)
  Gain on sale of investment .....................................      (36,237)              --               --
  Restructuring costs (credits) ..................................       (3,811)          60,737            4,952
  Other non-recurring costs ......................................           --            8,827               --
  Issuance of stock for services .................................           --               14               --
  Deferred income taxes ..........................................       (9,971)            (797)          14,782
  Changes in operating assets and liabilities:
     Receivables .................................................      (30,416)           8,516            3,689
     Inventories .................................................      (30,149)          18,276          (26,512)
     Other assets ................................................      (13,568)          36,000           (1,287)
     Accounts payable, accrued and other current liabilities .....       58,676          (17,749)         (15,740)
     Deferred income .............................................        7,221            2,985           (5,266)
     Income taxes payable ........................................        6,720          (21,152)          15,870
                                                                      ---------        ---------        ---------
Net cash flow generated from operating activities ................      157,622          110,567          112,250
                                                                      ---------        ---------        ---------
Cash flow from investing activities:
  Purchase of investments ........................................     (218,383)        (113,753)        (114,912)
  Notes Receivable ...............................................           61             (147)              (6)
  Sale or maturities of investments ..............................       66,872          127,195           93,870
  Acquisition of property, plant and equipment ...................     (114,364)         (83,570)        (146,126)
  Acquisition of Anchor ..........................................      (14,956)              --               --
  Acquisition of Arcus ...........................................       (9,883)              --               --
  Acquisition of technology rights ...............................       (4,700)              --               --
  Acquisition of product rights and equity interest from Altera ..      (12,187)              --               --
  Proceeds from sale of investment ...............................       36,237               --               --
  Proceeds from sale of equipment ................................       16,179            6,551           40,789
                                                                      ---------        ---------        ---------
Net cash flow used for investing activities ......................     (255,124)         (63,724)        (126,385)
                                                                      ---------        ---------        ---------
Cash flow from financing activities:
  Borrowing from (repayment of) line of credit....................          499           (3,369)         (49,249)
  Repayment of notes payable .....................................       (2,653)          (1,182)          (5,780)
  Issuance of convertible subordinated notes, net of
     issuance costs ..............................................           --               --          170,187
  Redemption of convertible debt .................................           --               --          (14,331)
  Early retirement of debt .......................................           --          (12,916)              --
  Restricted investments related to building lease
     Agreements ..................................................           --               --              601
  Repurchase of common stock .....................................           --          (62,274)          (5,288)
  Re-issuance of treasury shares and issuance of common
    stock ........................................................      116,982           13,555           52,400
  Issuance of notes to stockholders ..............................       (8,186)              --               --
  Premiums received from put options .............................           --            6,620            2,760
  Other long-term liabilities, including minority
     Interest ....................................................          897             (697)            (475)
                                                                      ---------        ---------        ---------
Net cash flow generated (used) for financing activities ..........      107,539          (60,263)         150,825
                                                                      ---------        ---------        ---------
  Net change in cash during the quarter
     ended March 28, 1999 for mergers ............................       (2,339)           3,434               --
Net increase (decrease) in cash and cash equivalents .............        7,698           (9,986)         136,690
Cash and cash equivalents, beginning of year .....................      151,390          161,376           24,686
                                                                      ---------        ---------        ---------
Cash and cash equivalents, end of year ...........................    $ 159,088        $ 151,390        $ 161,376
                                                                      =========        =========        =========
Supplemental disclosures:
  Cash paid during the year for:
     Interest ....................................................    $   9,626        $  10,092        $   5,707
     Income taxes ................................................    $   5,467        $     700        $   3,019


              The accompanying notes form an integral part of these
                Supplementary Consolidated Financial Statements.

NOTES TO SUPPLEMENTARY CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


   Basis of Presentation -- On May 24, 2000 Cypress completed a merger with Alation Systems, Inc. ("Alation"), which was accounted for as a pooling of interests. These supplementary consolidated financial statements presented on this Form 8-K give effect to the merger for all periods presented. The fiscal years of Cypress and Alation were different and Alation has changed its fiscal periods to coincide with that of Cypress. For the purpose of the consolidated balance sheet for the fiscal years ended January 2, 2000 and January 3, 1999, Cypress's consolidated balance sheets as of January 2, 2000 and January 3, 1999, respectively, have been combined with Alation's balance sheets as of December 31, 1999 and December 31, 1998, respectively. For the purpose of the consolidated statements of operations, Cypress's consolidated statements of operations for the periods ended January 2, 2000, January 3, 1999 and December 29, 1997, have been combined with Alation's statement of operations for the twelve month periods ended December 31, 1999, December 31, 1998 and December 31, 1997.

   On March 2, 2000, Cypress completed a merger with Galvantech, Inc. ("Galvantech"), which was accounted for as a pooling of interests. These supplementary consolidated financial statements presented on this Form 8-K give effect to the merger for all periods presented. The fiscal years of Cypress and Galvantech were different and Galvantech has changed its fiscal periods to coincide with that of Cypress. For the purpose of the consolidated balance sheet for the fiscal years ended January 2, 2000 and January 3, 1999, Cypress's consolidated balance sheets as of January 2, 2000 and January 3, 1999, respectively, have been combined with Galvantech's consolidated balance sheets as of December 31, 1999 and March 31, 1999, respectively. For the purpose of the consolidated statements of operations, Cypress's consolidated statements of operations for the periods ended January 2, 2000, January 3, 1999 and December 29, 1997, have been combined with Galvantech's consolidated statement of operations for the twelve month periods ended December 31, 1999, March 31, 1999 and March 31, 1998. As a result, the results of operations of Galvantech for the quarter ended March 31, 1999 are included in the supplementary consolidated statements of operations of both 1998 and 1999.

   CYPRESS -- Cypress Semiconductor Corporation ("Cypress") designs, develops, manufactures and markets a broad line of high-performance digital and mixed-signal integrated circuits for a range of markets, including computers, data communications, telecommunications and instrumentation systems.

   Cypress's operations outside of the U.S. expanded in 1996 with the addition of its test and assembly plant in the Philippines. Cypress's other foreign operations include several sales offices and design centers located in various parts of the world. Revenues to international customers were 49%, 43% and 41% of total revenues in 1999, 1998 and 1997, respectively.

   In 1999, Cypress purchased from Altera Corporation, Altera's 17% equity interest in Cypress Semiconductor (Texas) Inc. ("CTI"), Cypress's wafer fabrication facility in Texas. As a result of this purchase, all of Cypress's subsidiaries were wholly owned at January 2, 2000.

   The consolidated financial statements include the accounts of Cypress and all of its subsidiaries. Intercompany transactions and balances have been eliminated in consolidation.

   FISCAL YEAR -- Beginning with its 1998 fiscal year end, Cypress ended its fiscal months, quarters and years on Sundays, rather than Mondays, bringing its fiscal period ends in line with predominant industry practice. Fiscal years 1999, 1998 and 1997 ended January 2, 2000, January 3, 1999 and December 29, 1997, respectively. Fiscal year 1999 was a 52-week year ending on the Sunday closest to December 31, fiscal year 1998 was a 53-week year ending on the Sunday closest to December 31 and fiscal year 1997 was a 52-week year ending on the Monday closest to December 31. Operating results for the additional week were considered immaterial to Cypress's consolidated operating results for the year ended January 3, 1999.

   MANAGEMENT ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates, although such differences are not expected to be material to the financial statements.

   RECLASSIFICATIONS -- Certain prior year amounts have been adjusted to conform to current year presentation.

   FAIR VALUE OF FINANCIAL INSTRUMENTS -- For certain of Cypress's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and other current liabilities, the carrying amounts approximate their fair value due to the relatively short maturity of these items. The estimated fair market value of Cypress's investments reasonably estimate their fair values based on market information. At January 2, 2000, the estimated fair value of the Convertible Subordinated Notes was $234.2 million.

   The estimated fair values have been determined by Cypress, using available market information. However, considerable judgement is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented are not necessarily indicative of the amounts that Cypress could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies could have a material effect on the estimated fair value amounts.

   CASH EQUIVALENTS-- Highly liquid investments purchased with an original maturity of ninety days or less are considered to be cash equivalents.

   INVESTMENTS --All Cypress investments are classified as available-for-sale. Investments in available-for-sale securities are reported at fair value with unrealized gains and losses, net of related tax, if any, included as a component of stockholders' equity. Unrealized gains and losses net of related taxes, were not material for the year ended January 2, 2000 or cumulatively.

   In fiscal 1998, Cypress recorded a $3.0 million writedown of a certain investment that was believed to be permanently impaired. In 1999, due to a resurgence in the semiconductor business, the value of the investment increased. In fiscal 1999, Cypress sold the investment, recording a pre-tax gain of $36.2 million.

   INVENTORIES -- Inventories are stated at the lower of standard cost (which approximates actual cost on a first-in, first-out basis) or market. Market is based on estimated net realizable value.

   PROPERTY, PLANT AND EQUIPMENT -- Property, plant and equipment are stated at cost, less accumulated depreciation. Depreciation is computed for financial reporting purposes using the straight-line method over the estimated useful lives of the assets as presented below. Leasehold improvements and leasehold interests are amortized over the shorter of the estimated useful lives of the assets or the remaining term of the lease. Accelerated methods of computing depreciation are used for tax purposes.

                                                    USEFUL LIVES
                                                      IN YEARS
                                                    ------------
           Equipment.................................  3 to 7
           Buildings and leasehold improvements......  7 to 10
           Furniture and fixtures....................  5 to 7

   PRE-OPERATING COSTS -- Incremental costs incurred in connection with developing major production capability at new manufacturing plants, including depreciation, amortization and cost of qualification of equipment and production processes were capitalized up to December 1997. Pre-operating costs totaling $3.8 million, net of accumulated amortization were included in other assets at December 29, 1997. Such costs were being amortized over five years at a rate based on estimated units to be manufactured during that period. In fiscal 1998, these costs were written off and at January 2, 2000, no pre-operating costs are remaining.

   LONG-LIVED ASSETS -- Long-lived assets held and used by Cypress are reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. In addition, all long-lived assets to be disposed of are reported at the lower of carrying amount or fair market value, less expected selling costs.

   REVENUE RECOGNITION -- Revenues from product sales are generally recognized upon shipment and a reserve is provided for estimated returns. A portion of Cypress's sales are made to domestic distributors under agreements which allow certain rights of return and price protection on products unsold. Accordingly, Cypress defers recognition of revenues and profit on such sales until these distributors resell the products.

   Cypress sells to certain international distributors with a provision for price adjustments on certain products. Cypress reserves for all anticipated price adjustments. No rights of return exist on sales to international distributors. Accordingly, sales are recognized upon shipment.

   Cypress also has inventory, which is held by certain customers on a consignment basis. Revenues are recorded when title transfers as defined per the respective consignment agreements.

   INCOME TAXES -- Cypress follows the liability method of accounting for income taxes which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities.

   EARNINGS PER SHARE -- In accordance with Statement of Accounting Standard No. 128 ("SFAS 128"), Cypress reports Earnings Per Share ("EPS"), both basic and diluted EPS on the income statement. Basic EPS is based upon weighted-average common shares outstanding. Diluted EPS is computed using the weighted average common shares outstanding plus any potentially dilutive securities, except when their effect is anti-dilutive. Dilutive securities include stock options and convertible debt.

   TRANSLATION OF FOREIGN CURRENCIES -- Cypress uses the U.S. dollar as its functional currency for all foreign subsidiaries. Accordingly, gains and losses from translation of foreign currency financial statements into U.S. dollars are included in results of operations. Sales to customers are primarily denominated in U.S. dollars. All foreign currency translation gains and losses have not been material in any year.

   CONCENTRATION OF CREDIT RISK -- Financial instruments that potentially subject Cypress to concentrations of credit risk are primarily investments and trade accounts receivable. Cypress's investment policy requires cash investments to be placed with high-credit quality institutions and to limit the amount of credit from any one issuer.

   Cypress sells its products to original equipment manufacturers and distributors throughout the world. Cypress performs ongoing credit evaluations of its customers' financial condition whenever deemed necessary and generally does not require collateral. Cypress maintains an allowance for doubtful accounts receivable based upon the expected collectibility of all accounts receivable.

   No one end user accounted for greater than 10% of revenues in 1999, 1998 or 1997. Sales to one distributor accounted for greater than 10% of total revenues in 1999, 1998 and 1997.

   ACCOUNTING FOR STOCK-BASED COMPENSATION -- Cypress accounts for its stock option plans and its employee stock purchase plan in accordance with provisions of the Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". In accordance with Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation", Cypress provides additional pro-forma disclosures in Note 7.

   COMPREHENSIVE INCOME -- In 1998, Cypress adopted SFAS No. 130, "Reporting Comprehensive Income." Comprehensive income is defined as the change in equity of a company during a period from transactions and other events and circumstances, excluding transactions resulting from investments by owners and distributions to owners. Cypress did not have a material difference between net income and comprehensive income for the year ended January 2, 2000 or cumulatively.

   SEGMENT REPORTING -- In fiscal 1998, Cypress adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131")." SFAS 131 establishes standards for disclosures about products and services, geographic areas and major customers. (See Note 11).

   RECENT ACCOUNTING PRONOUNCEMENTS -- In June 1999, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 137 ("SFAS 137"), "Accounting for Derivative Instruments and Hedging Activities
- Deferral of the Effective Date of FASB Statement No. 133." SFAS 137 amends Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities," to defer its effective date to all fiscal quarters of all fiscal years beginning after June 15, 2000. SFAS 133 establishes accounting and reporting standards for derivative instruments including standalone instruments, such as forward currency exchange contracts and interest rate swaps or embedded derivatives and requires that these instruments be marked-to-market on an ongoing basis. These market value adjustments are to be included either in the income statement or stockholders' equity, depending on the nature of the transaction. Cypress is required to adopt SFAS 133 in the first quarter of its fiscal year 2001.The effect of SFAS 133 is not expected to be material to the Cypress's financial statements.

NOTE 2: BALANCE SHEET COMPONENTS

AVAILABLE-FOR-SALE SECURITIES

   Cypress's portfolio of available-for-sale securities consists of the following:

                                                   JANUARY 2,   JANUARY 3,
                                                      2000         1999
                                                   ----------   ----------
                                                       (IN THOUSANDS)
        Corporate debt securities ................  $175,510     $101,042
        State and municipal obligations ..........    84,216       73,607
        Money markets ............................    69,755           --
        Other ....................................    39,811       29,103
                                                    --------     --------
            Total available-for-sale securities ..  $369,292     $203,752
                                                    ========     ========


At January 2, 2000 and January 3, 1999, the net unrealized holding gains and losses on securities were immaterial. The securities at January 2, 2000 and January 3, 1999 by contractual maturity are shown below.

                                                   JANUARY 2,   JANUARY 3,
                                                      2000         1999
                                                   ----------   ----------
                                                       (IN THOUSANDS)
        Due in one year or less ..................  $257,968     $145,608
        Due after one year through two years .....   111,324       58,144
                                                    --------     --------
            Total available-for-sale securities ..  $369,292     $203,752
                                                    ========     ========

ACCOUNTS RECEIVABLE, NET

                                                        JANUARY 2,     JANUARY 3,
                                                            2000          1999
                                                        ----------     ----------
                                                             (IN THOUSANDS)
        Accounts receivable, gross ....................  $ 107,614      $ 75,653
        Allowance for doubtful accounts and customer
          returns .....................................     (3,471)       (3,691)
                                                         ---------      --------
            Accounts receivable, net ..................  $ 104,143      $ 71,962
                                                         =========      ========

INVENTORIES, NET

                                          JANUARY 2,  JANUARY 3,
                                            2000        1999
                                          ----------  ----------
                                              (IN THOUSANDS)
        Raw materials ...................  $13,360     $10,174
        Work-in-process .................   49,328      39,749
        Finished goods ..................   36,098      19,278
                                           -------     -------
              Total .....................  $98,786     $69,201
                                           =======     ======

PROPERTY, PLANT AND EQUIPMENT

                                                      JANUARY 2,     JANUARY 3,
                                                        2000           1999
                                                      ----------     ----------
                                                          (IN THOUSANDS)
        Land .......................................  $  13,829      $  13,533
        Equipment ..................................    735,493        626,879
        Buildings and leasehold improvements .......    101,998         96,847
        Furniture and fixtures .....................      8,499          6,725
                                                      ---------      ---------
        Total property, plant and equipment ........    859,819        743,984
        Accumulated depreciation and amortization ..   (501,613)      (392,703)
                                                      ---------      ---------
              Net property, plant and equipment ....  $ 358,206      $ 351,281
                                                      =========      =========

OTHER ASSETS

                                        JANUARY 2,   JANUARY 3,
                                           2000         1999
                                        ----------   ----------
                                            (IN THOUSANDS)
        Restricted investments ........  $ 61,198     $ 59,742
        Long-term investments .........   111,324       58,144
        Other .........................    54,237        9,374
                                         --------     --------
                  Total ...............  $226,759     $127,260
                                         ========     ========

     In September 1999, Cypress acquired the rights and patents covering the Silicon Oxide Nitride Oxide Silicon ("SONOS") non-volatile memory technology from NVX Corporation for $4.7 million. These intangible assets are included in Other Assets on the Consolidated Balance Sheet and are being amortized over their useful life.

OTHER CURRENT LIABILITIES

                                        JANUARY 2,  JANUARY 3,
                                           2000       1999
                                        ----------  ----------
                                            (IN THOUSANDS)
        Rep commissions ...............  $ 3,031     $ 3,290
        Restructuring reserve .........    2,313       8,070
        Warranty reserve ..............    2,672          --
        Other .........................   15,790       4,308
                                         -------     -------
           Other current liabilities ..  $23,806     $15,668
                                         =======     =======

NOTE 3: ACQUISITIONS

ACQUISITION OF ARCUS TECHNOLOGY COMPANIES

   On June 30, 1999, Cypress acquired all of the outstanding capital stock of Arcus Technology (USA), Inc. and the assets of Arcus Technology (India) Limited (referred to as "Arcus" on a combined basis). Arcus specializes in data communications technologies including dense wave multiplexing (which allows multiple signals to be transmitted over a single fiber optic cable) and "IP over SONET" (the technology used to code and decode Internet traffic to send it over the telephone system). The acquisition was accounted for using purchase accounting. Accordingly, the estimated fair value of assets acquired and liabilities assumed were included in Cypress's condensed consolidated balance sheet as of and since June 30, 1999, the effective date of the purchase. There are no significant differences between the accounting policies of Cypress and Arcus. The results of operations of Arcus are included in Cypress's consolidated results of operations during the second half of Cypress's fiscal year 1999.

     Cypress acquired Arcus for a total consideration of $17.7 million, including cash of $11.5 million and stock of $6.2 million, (excluding direct acquisition costs of $0.8 million for legal and accounting fees). Through December 31, 1999 Cypress paid $9.9 million in cash and issued $2.3 million in stock. The remaining $1.6 million in cash and $3.9 million in stock are expected to be paid and issued as certain performance milestones are reached. The total purchase price was allocated to the estimated fair value of assets acquired and liabilities assumed at the time of the acquisition based on independent appraisals and management estimates as follows:

                                                             (IN THOUSANDS)
        Fair value of tangible net assets ..................    $   391
        In-process research and development ................      2,500
        Current technology .................................      4,400
        Assembled workforce ................................      1,600
        Deferred compensation ..............................      5,553
        Excess of purchase price over net assets acquired ..      3,264
                                                                -------
                                                                $17,708
                                                                =======

   The valuation method used to value the in-process technology of Arcus is a form of discounted cash flow method commonly known as the "percentage of completion" approach whereby the cash flow derived from the technology is multiplied by the percentage of completion of the in-process technology. This approach is a widely recognized appraisal method and is commonly used to value technology assets. The value of the in-process technology of Arcus is the discounted expected future cash flow attributable to the in-process technology, taking into consideration the percentage of completion of products utilizing this technology, utilization of pre-existing technology, the risks related to the characteristics and applications of the technology, existing and future markets, and the technological risk associated with completing the development of the technology. The cash flow derived from the in-process technology projects was discounted using a discount rate of 32.5%, which was appropriate for the risk of this technology for which commercial feasibility had not been established. The percentage of completion for each in-process project was determined by identifying milestones of completed project steps as compared to the remaining milestones to be completed to bring the project to technical and commercial feasibility. Milestones were based on management's estimate of tasks completed, value added and degree of difficulty of the portion of the project completed as of the acquisition date, in comparison with the tasks to be completed to bring the project to technical and commercial feasibility. A deduction of 7.5% to 12.0% of expected future revenue was made in calculating future cash flows from in-process technology and attributed to previously existing technology.

   The value of current technology was determined by estimating the future cash flows to be derived from products based on existing commercially feasible technologies at the date of the acquisition, and discounting associated cash flow using a discount rate of 25.0%, which was appropriate for the business risks inherent in manufacturing and marketing these products. Factors considered in estimating the future cash flow to be derived from the existing technology include risks related to the characteristics and applications of the technology, existing and future markets, and assessment of the age of the technology within its life span.

   The value of the assembled workforce is based on estimated costs to replace the existing staff including recruiting, hiring and training costs for all categories of employee to fully deploy a work force of similar size and skill to the same level of productivity as the existing work force. Deferred compensation value is the cash and stock consideration to be paid upon the future achievement of established performance milestones.

   Development of in-process technology remains a substantial risk to Cypress due to many factors including the remaining effort to achieve technical feasibility, rapidly changing customer requirements and competitive threats from other companies and technologies. Additionally, the value of the other intangible assets acquired may become impaired. The in-process research and development valuation as well as the valuation of other intangible assets was prepared by an independent appraiser of technology assets, based on inputs from Cypress and Arcus management, utilizing valuation methods that are recognized by the Securities and Exchange Commission ("SEC") staff. However, there can be no assurance that the SEC staff will not take issue with any assumptions used in the appraiser's valuation model and require Cypress to revise the amount allocated to in-process research and development.

   The amounts allocated to current technology, assembled workforce, and residual goodwill are being amortized over their respective estimated useful lives between six and ten years using the straight-line method. The deferred compensation is being amortized on a straight line basis over the estimated timeframe required to achieve the performance milestones which is two years.

ACQUISITION OF ANCHOR CHIPS, INC.

   On May 25, 1999, Cypress acquired all of the outstanding capital stock of Anchor Chips, Inc. ("Anchor"), a company that designs and markets micro-controller chips that support Universal Serial Bus applications. The acquisition was accounted for using purchase accounting. Accordingly, the estimated fair value of assets acquired and liabilities assumed were included in Cypress's condensed consolidated balance sheet as of and since May 25, 1999, the effective date of the purchase. There are no significant differences between the accounting policies of Cypress and Anchor. The results of operations of Anchor were included in Cypress's consolidated results of operations as of and since the effective date of the purchase.

   Cypress paid approximately $15.0 million in cash, which excludes direct acquisition costs of $0.7 million for investment banking, legal and accounting fees. In addition Cypress assumed net liabilities of approximately $0.9 million. The total purchase consideration of $15.9 million was allocated to the estimated fair value of assets acquired and liabilities assumed based on a valuation completed by management, using a valuation methodology commonly applied by independent appraisers, as follows:

                                                  (IN THOUSANDS)
        Fair value of tangible net liabilities ..    $  (919)
        In-process research and development .....      1,519
        Assembled workforce .....................      1,320
        Current technology ......................     13,036
                                                     -------
                                                     $14,956
                                                     =======

   The valuation method used to value the in-process technology of Anchor is a form of discounted cash flow method commonly known as the "percentage of completion" approach whereby the cash flow derived from the technology is multiplied by the percentage of completion of the in-process technology. This approach is a widely recognized appraisal method and is commonly used to value technology assets. The value of the in-process technology of Anchor is the discounted expected future cash flow attributable to the in-process technology, taking into consideration the percentage of completion of products utilizing this technology, utilization of pre-existing technology, the risks related to the characteristics and applications of the technology, existing and future markets, and the technological risk associated with completing the development of the technology. The cash flow derived from the in-process technology projects was discounted using a discount rate of 32.5%, which was appropriate for the risk of this technology for which commercial feasibility had not been established. The percentage of completion for each in-process project was determined by identifying milestones of completed project steps as compared to the remaining milestones to be completed to bring the project to technical and commercial feasibility. Milestones were based on management's estimate of tasks completed, value added and degree of difficulty of the portion of the project completed as of the acquisition date, in comparison with the tasks to be completed to bring the project to technical and commercial feasibility. A deduction of 7.5% to 12.0% of expected future revenue was made in calculating future cash flows from in-process technology and attributed to previously existing technology.

   The value of the assembled workforce is based on estimated costs to replace the existing staff including recruiting, hiring and training costs for all categories of employee to fully deploy a work force of similar size and skill to the same level of productivity as the existing work force.

   The value of current technology was determined by estimating the future cash flows to be derived from products based on existing commercially feasible technologies at the date of the acquisition, and discounting associated cash flow using a discount rate of 25.0%, which was appropriate for the business risks inherent in manufacturing and marketing these products. Factors considered in estimating the future cash flow to be derived from the existing technology include risks related to the characteristics and applications of the technology, existing and future markets, and assessment of the age of the technology within its life span.

   Development of in-process technology remains a substantial risk to Cypress due to many factors including the remaining effort to achieve technical feasibility, rapidly changing customer requirements and competitive threats from other companies and technologies. Additionally, the value of the other intangible assets acquired may become impaired. The in-process research and development valuation as well as the valuation of other intangible assets was prepared by management, utilizing valuation methods that are recognized by the Securities and Exchange Commission ("SEC") staff. However, there can be no assurance that the SEC staff will not take issue with any assumptions used in the valuation model and require Cypress to revise the amount allocated to in-process research and development.

   The amounts allocated to current technology, and assembled workforce is being amortized over their estimated useful lives of five-years using the straight-line method. There was no goodwill associated with the acquisition of Anchor.

ACQUISITION FROM ALTERA

   On October 5, 1999, Cypress announced that it has signed a definitive agreement with Altera Corporation ("Altera") to acquire Altera's MAX 5000 Programmable Logic Device ("PLD") product line and its equity interest in Cypress's wafer fabrication facility in Round Rock, Texas ("Fab II") for approximately $13.0 million in cash. The acquisition will be accounted for as a purchase. In 1988, Altera licensed its MAX 5000 family of products to Cypress in consideration of manufacturing capacity. Altera later acquired a 17% equity interest in the Round Rock wafer fabrication facility. By acquiring Altera's equity interest in October 1999, Fab II is now 100% owned by Cypress.

MERGER WITH IC WORKS INCORPORATED

   On April 1, 1999, Cypress completed a merger with IC WORKS Incorporated ("ICW"), which was accounted for as a pooling of interests. The condensed consolidated financial statements and the notes to the condensed consolidated financial statements give effect to the merger for all periods presented. The fiscal years of Cypress and ICW were different. ICW has changed its fiscal year-end to coincide with that of Cypress. Cypress's consolidated statements of operations for the periods ended January 3, 1999 and December 27, 1997, have been combined with ICW's consolidated statements of operations for the corresponding twelve month periods ended December 28, 1998 and March 28, 1998.

   During fiscal 1999, Cypress recorded merger-related transaction costs of $3.7 million related to the acquisition of ICW. These charges, which consist primarily of investment banking and other professional fees, have been included under acquisition and merger costs in the Consolidated Statements of Operations.

ACQUISITION OF MODERN VIDEO TECHNOLOGY, INC. ("MVT")

   On March 28, 1998, Cypress (Galvantech) acquired all of the outstanding capital stock of MVT, a California corporation involved primarily in the development of video products. This acquisition was accounted for as a purchase. The consideration for the acquisition totaled $4.8 million and was composed of 205,296 shares of common stock and the assumption of 14,264 options to purchase Cypress's common stock. The total purchase price was allocated to assets acquired and liabilities assumed based on a their estimated fair values as follows:

                                                (IN THOUSANDS)
        Acquired in-process video technology ..    $ 3,669
        Acquired developed technology .........        780
        Current assets ........................        223
        Property and equipment ................        122
        Current liabilities assumed ...........         (5)
                                                   -------
                                                   $ 4,789

   Acquired in-process video technology, which had not reached technological feasibility and had no alternative use, was expensed immediately. Acquired development technology arising from the acquisition of MVT was written off in fiscal 1999. On a pro-forma basis, MVT had been acquired on April 1, 1996 and excluding the effect of expensing in-process video technology, the effect if the acquisition on Cypress (Galvantech's) revenues and losses for the years ended March 31, 1999 and 1998 would have not been material.

NOTE 4: RESTRUCTURING AND OTHER NON-RECURRING COSTS

1999 RESTRUCTURING, MERGER AND ACQUISITION, AND OTHER NON-RECURRING COSTS

   During fiscal 1999, Cypress recorded a net $34.1 million in restructuring, merger and acquisition, and other non-recurring costs. These one-time, non-recurring costs included a $12.3 million write-off of a certain manufacturing asset that is not in service and will be scrapped and an $11.9 million one-time compensation charge associated with retention and performance payments to key employees in December 1999. In the first quarter of fiscal 1999, Cypress recorded one-time charges of $3.7 million associated with the merger with IC Works. These charges were for investment banking fees and other professional fees. During 1999 Cypress recorded $0.3 million in deferred compensation costs associated to the merger with Alation. Cypress also recorded $8.8 million in costs associated with the purchases of Anchor and Arcus comprising of $4.0 million for in-process technology, $1.6 million for transaction costs and $3.2 million in amortization of intangible assets. During the fourth quarter of fiscal 1999, Cypress acquired Altera's MAX 5000 Programmable Logic Device ("PLD") product line and its equity interest in Cypress's wafer fabrication facility in Round Rock, Texas. As part of the transaction, Cypress recorded intangible assets associated with the product rights and incurred $0.3 million for the amortization of these intangibles. These non-recurring charges were offset by a reversal of $3.0 million of the 1998 restructuring reserve. The reversed charges related to $2.2 million of severance and other employee related charges and $0.3 million for the provision for phase-down and completion of the Alphatec restructuring activities. Cypress also reversed $0.5 million of the 1998 restructuring reserve for other fixed asset related charges that were no longer considered necessary. During fiscal 1999, Cypress reversed $0.7 million of the 1996 restructuring reserve related to fixed asset de-installation charges that were no longer required.

1998 RESTRUCTURING AND OTHER NON-RECURRING COSTS

   During 1998, Cypress implemented an overall cost reduction plan and recorded a $58.9 million restructuring reserve. The restructuring entailed:

   - The shutdown of Fab 3, located in Bloomington, Minnesota and consolidation of parts of Fab 3 operations with other operations of Cypress.

   - The discontinuance of the 0.6 micron 256k SRAM production in Fab 2 located in Texas.

   - The conversion of an existing research and development fab located in San Jose (Fab 1) to eight-inch capability in order to be compatible with the state of the art eight-inch Minnesota manufacturing facility.

   - The transfer of Cypress's test operations from its subcontractor, Alphatec, in Thailand to Cypress's production facility in the Philippines.

   The restructuring activities described above included the termination of approximately 850 employees, primarily from manufacturing, both at Cypress and at Alphatec.

   Separate from the restructuring charge, Cypress recorded additional charges of $27.3 million, which were recorded as operating expenses in the first quarter of 1998. These charges were for inventory reserves ($15.8 million), the write-off of pre-operating costs ($3.8 million), the write-off of an equity investment ($3.1 million), costs incurred to reimburse a customer for certain product expenses incurred ($2.5 million) and the write-off of obsolete equipment in Fab 4 ($2.1 million). The write-down of inventory was made to establish incremental reserves for excess inventory and was recorded as cost of revenues.

   The write-off of pre-operating costs included $2.9 million related to Cypress's wafer fabrication operation in Bloomington, Minnesota and $0.9 million related to its assembly and test operation in the Philippines. As a result of restructuring activities, Cypress wrote off its previously capitalized pre-operating costs as an impaired asset due to uncertainties surrounding their future economic benefits. These costs were written off to cost of revenues. There were no capitalized pre-operating costs subsequent to the first quarter of 1998.

   The $3.1 million write-off of the equity investment was recorded against net interest and other income to reflect the decline in the value of an investment. Selling, general and administrative costs included the write-off of $2.5 million in costs incurred to reimburse a customer for certain product expenses incurred. During Cypress's periodic review of equipment, some equipment was identified as obsolete and $2.1 million was charged to cost of revenues to write-off the obsolete equipment.

   The following tables sets forth charges taken against the reserve during fiscal 1999 and restructuring expense and charges taken from the date the restructuring commenced through January 2, 2000.

                                                                         BALANCE                          BALANCE
                                                                        JANUARY 3,                       JANUARY 2,
                                                                           1999     UTILIZED    OTHER       2000
                                                                        ----------  --------   -------   ----------
                                                                                       (IN THOUSANDS)
        Severance and other employee related charges(1) ..............    $2,309     $ (54)    $(2,255)    $   --
        Other fixed asset related charges(1) .........................     3,030      (703)       (520)     1,807
        Provision for phase-down and consolidation of manufacturing
          facilities(1) ..............................................       339        --        (339)        --
                                                                          ------     -----     -------     ------
                  Total ..............................................    $5,678     $(757)    $(3,114)    $1,807
                                                                          ======     =====     =======     ======

                                                                           1998                               BALANCE
                                                                       RESTRUCTURING                        JANUARY 2,
                                                                          EXPENSE     UTILIZED    OTHER        2000
                                                                       -------------  --------   -------    ----------
                                                                                        (IN THOUSANDS)
        Write-down of inventory(1) ...................................    $ 3,250     $(3,250)   $    --      $   --
        Severance and other employee related charges(2) ..............      5,334      (2,234)    (3,100)         --
        Other fixed asset related charges(1) .........................      3,030        (703)      (520)      1,807
        Provision for phase-down and consolidation of manufacturing
          facilities(1) ..............................................        976        (637)      (339)         --
                                                                          -------     -------    -------      ------
                  Total ..............................................    $12,590     $(6,824)   $(3,959)     $1,807
                                                                          =======     =======    =======      ======

----------

(1) Classified on the Balance Sheet as part of accrued liabilities.
(2) The amount utilized represents cash payments related to severance of approximately 850 employees.

   During fiscal 1999, Cypress reversed $3.7 million of previously provided restructuring costs. $2.2 million of severance and other employee related charges and $0.3 million for the provision for phase-down and consolidation of manufacturing facilities were reversed in conjunction with the completion of the Alphatec restructuring activities. $0.5 million was reversed for other fixed asset related charges based on the determination that a portion of the fixed asset removal costs accrual would not be required. These reversals related to Cypress's 1998 restructuring activities. Cypress also reversed a $0.7 million reserve for fixed asset installation costs related to its 1996 restructuring activities which was no longer required. In fiscal 1999, Cypress utilized $0.8 million, primarily associated with the removal cost of equipment identified as part of the restructuring.

   Restructuring activities associated with Fabs 2 and 3 were completed in May and July 1998, respectively, consistent with Cypress's restructuring schedule except for the disposal of equipment. Fab 1 restructuring was not completed in January 1999 as originally planned. Cypress has initiated plans to convert its R&D wafer facility in San Jose to eight-inch capability and expects to have the conversion completed by October 2000. The Alphatec consolidation and transfer activity was completed in January 1999, one month later than originally planned.

1997 RESTRUCTURING COSTS - CYPRESS (ICW)

   During the fiscal 1997, Cypress made a decision to shut down its wafer fab located in San Jose. In connection with the shut down of the wafer fab, Cypress recorded a restructuring charge of $9.9 million related to the impairment of assets ($3.9 million), non-cancelable operating lease commitments ($3.6 million), costs associated with a reduction in work force ($0.2 million) and other transaction costs ($2.2 million). The other transaction costs related primarily to inventory write-offs, expenses incurred to remove and return leased equipment and brokerage and professional fees. The actual liquidation of substantially all of the impaired assets was completed in November 1998. The balance of the reserve remaining is expected to be utilized by June 2000 when the operating lease commitment ends.

   The following tables sets forth charges taken against the reserve during fiscal 1999 and restructuring expense and charges taken from the date the restructuring commenced through January 2, 2000.

                                    BALANCE                   BALANCE
                                  JANUARY 3,                 JANUARY 2,
                                     1999        UTILIZED       2000
                                  ----------     -------     ----------
                                             (IN THOUSANDS)
        Operating lease costs ..    $2,332       $(1,826)       $506
         Severance costs .......        60           (60)         --
                                    ------       -------        ----
             Total .............    $2,392       $(1,886)       $506
                                    ======       =======        ====

                                           1997                     BALANCE
                                       RESTRUCTURING               JANUARY 2,
                                          EXPENSE      UTILIZED       2000
                                       -------------   --------    ----------
                                                   (IN THOUSANDS)
        Operating lease costs ........    $3,615       $(3,109)       $506
         Severance costs .............       207          (207)         --
        Transaction and other costs ..     2,164        (2,164)         --
                                          ------       -------        ----
             Total ...................    $5,986       $(5,480)       $506
                                          ======       =======        ====

   In November 1997, Cypress also borrowed $2.0 million from Maxim with interest accruing at 6% per annum. The note and interest are to be repaid at the earlier of: a majority sale of Cypress, the consummation of a public offering of Cypress common stock, or four years from the date of the note (November 2001). In addition, Cypress entered into a wafer purchase agreement with Maxim that allows Cypress to buy BiCMOS wafers from Maxim for a period of up to two years.

   On the closing date of the transaction, November 20, 1997, Maxim purchased Cypress six-inch wafer fabrication leasehold improvements and manufacturing equipment as well as certain five-inch wafer fabrication equipment, which Cypress owned or acquired through capital leases. The carrying values of the six-inch and five-inch fabrication assets were $14.25 million and $0.4 million, respectively. Proceeds of the sale of these assets to Maxim were $12.5 million to Cypress.

   The following table summarizes the disposition of the six-inch and five-inch fabrication assets held by Cypress through December 29, 1997.

                                                               SIX-INCH       FIVE-INCH
                                                                ASSETS         ASSETS
                                                               --------       ---------
                                                                   (IN THOUSANDS)
        Carrying value of assets prior to recognition of
          impairment loss .................................    $ 29,500        $ 6,000
        Recognition of impairment .........................     (15,250)        (3,896)
        Sale of assets to Maxim ...........................     (14,250)          (400)
        Addition asset impairment .........................          --           (551)
                                                               --------        -------
            Total deferred tax assets .....................    $     --        $ 1,153
                                                               ========        =======

Substantially all the assets held at December 29, 1997 were sold prior to January 2, 2000.

NOTE 5: EQUITY AND DEBT TRANSACTIONS

   During fiscal 1999, Cypress filed a registration statement on Form S-3 with the Securities and Exchange Commission. Under this shelf registration statement, Cypress could through March 2001 sell any combination of debt securities, preferred stock and common stock in one or more offerings up to a total amount of $300.0 million dollars. The entire amount of this shelf registration statement has been used by the transactions described in this paragraph. On January 19, 2000, Cypress completed a $283.0 million registered-placement of 5-year Convertible Subordinated Notes. The notes are due in the year 2005, with a coupon rate of 4.00% and an initial conversion premium of 28.5%. The notes are convertible into approximately 6.1 million shares of common stock and are callable by Cypress no earlier than February 5, 2003. Net proceeds were $275.2 million, after issuance costs of $7.8 million. Pursuant to the shelf registration, on March 29, 1999, Cypress sold 7.2 million shares of common stock, including 4.7 million shares it was required to sell to cure a taint to allow the merger with ICW to be accounted for as a pooling of interests. Cypress received approximately $33.8 million in proceeds, net of issuance costs, from the sale of these shares. The remaining 2.5 million shares were sold by selling stockholders. Cypress did not receive any proceeds from the shares sold by the selling stockholders.

   In March 1999, Cypress announced a program whereby all U.S. employees were offered loans to facilitate the exercise of vested stock options. The loan program was initiated to reduce the number of tainted shares to allow the merger with ICW to be accounted for as a pooling of interests. Under the terms of the program, only options which were vested as of March 1, 1999 and whose exercise price was less than or equal to $9.75 could qualify for a loan. The loans, including interest, are due at the earlier of three days following the sale of the shares, within thirty days of the date the individual ceases to be an employee of Cypress or 3 years from the grant date of the loan. The loans bear interest and are secured by Cypress common shares. At January 2, 2000, loans receivable and accrued interest under this program totaled $8.2 million.

   In fiscal years 1997 and 1998, the Board of Directors authorized the repurchase of up to 14.0 million shares of Cypress's common stock. Through January 3, 1999, 8.1 million shares had been repurchased under this entire program for $67.5 million. On February 25, 1999, the Board of Directors terminated the stock repurchase program to cure the tainted shares in order to allow the merger with ICW to be accounted for as a pooling of interests. The unsold repurchased shares were and are expected to continue to be used for option exercises under Cypress's 1994 Stock Option Plan and stock purchases under the Employee Stock Purchase Plan. During 1998, Cypress reissued 1.8 million shares of common stock under such plans. During fiscal 1999, Cypress reissued a total of 8.3 million shares in relation to the stock offering described above and in conjunction with the 1994 Stock Option Plan and Employee Purchase Plan. Such shares had been repurchased under the 1997/1998 repurchase programs as well as repurchase programs prior to 1997.

CONVERTIBLE SUBORDINATED NOTES

   In 1998, Cypress retired a total of $15.0 million principal of its $175.0 million, 6.0% Convertible Subordinated Notes ("Notes") for $12.9 million, resulting in a pre-tax net gain of $1.7 million. The gain was offset by the write-off of bond issuance costs of $0.4 million (pre-tax). The net gain was recorded as interest and other income. The Notes, which were issued in September 1997, are due October 1, 2002 and contain a coupon rate of 6.0% and an initial conversion premium of 48.2%. The remaining outstanding Notes are convertible into approximately 6,772,000 shares of common stock and are callable by Cypress on or after October 2, 2000. The Notes are unsecured subordinated obligations.

   In February 1997, Cypress called for redemption of all of the 3.15% Convertible Subordinated Notes which was effective as of March 26, 1997. At the time of conversion, approximately 85% of the holders elected to convert their notes into Cypress's common stock, increasing the amount of common stock outstanding by 6,789,013 shares. As a result of holders electing the cash settlement, Cypress paid out $14.3 million.

NOTES PAYABLE

   During 1997, Cypress entered into an agreement to borrow $2.0 million from a third party with interest accruing at 6.0% per annum. The loan was repaid in April 1999. Also during 1997, Cypress issued promissory notes to three significant customers for $2.0 million, $1.4 million and $0.3 million, bearing interest at 6.0%, 10.0% and 7.5%, respectively and due in October 2000, August 2000 and July 1999, respectively. As of January 2, 2000, a total of $0.7 million was payable under the notes.

   Cypress (Alation) issued a convertible note during 1998 totaling $0.3 million. The note was converted into shares during Q3 1999. During Q2 1999, convertible notes of $0.6 million bearing interest at 7% per annum and due in Q2 2004 were issued. As of January 2, 2000, $0.5 million remained outstanding.


LINE OF CREDIT

   In 1997, Cypress established a revolving line of credit with a bank totaling up to $6.5 million. Cypress cancelled this line of credit in June 1999.

   In July 1996, Cypress established a three-year $100.0 million unsecured revolving credit facility with Bank of America National Trust and Savings Association as agent on behalf of certain banks. In 1998, Cypress cancelled this line of credit.

NOTE 6: EARNINGS (LOSS) PER SHARE

   As required by SFAS 128, following is a reconciliation of the numerators and the denominators of the basic and diluted earnings (loss) per share computation:

                                                   1999                            1998                        1997
                                         ---------------------------  ------------------------------  --------------------------
                                                           PER-SHARE                       PER-SHARE                   PER-SHARE
                                         INCOME   SHARES     AMOUNT     LOSS      SHARES     AMOUNT   INCOME  SHARES     AMOUNT
                                         -------  -------  ---------  ---------   -------  ---------  ------  -------  ---------
                                                                 (IN THOUSANDS, EXCEPT PER-SHARE AMOUNTS)
   Basic EPS:
     Net income (loss) ..............    $88,130  108,156    $0.81    $(101,594)  105,238   $(0.97)   $3,196  102,920    $0.03
                                                             =====                          ======                       =====
   Effects of dilutive securities:
     Stock options ..................         --    7,371                    --        --                 --    7,900
                                         -------  -------             ---------   -------             ------  -------
   Diluted EPS:
     Net income (loss) ..............    $88,130  115,527    $0.76    $(101,594)  105,238   $(0.97)   $3,196  110,820    $0.03
                                         =======  =======    =====    =========   =======   ======    ======  =======    =====

   At January 2, 2000, January 3, 1999 and December 29, 1997, options to purchase 47,000, 24,774,000 and 5,696,000 shares, respectively, of common stock were outstanding, but were excluded in the computation of diluted EPS as their effect was anti-dilutive. Convertible debentures outstanding at January 2, 2000, January 3, 1999 and December 29, 1997 convertible to 6,772,000, 6,772,000 and 7,408,000 shares, respectively, of common stock were also excluded from diluted EPS as their effect was anti-dilutive.

NOTE 7: COMMON STOCK OPTION AND OTHER EMPLOYEE BENEFIT PLANS

1999 AND 1994 STOCK OPTION PLANS

   In 1999, Cypress adopted the 1999 Stock Option Plan ("The Plan"). Under the terms of the Plan, options may be granted to qualified employees of acquired companies and consultants of Cypress or its majority-owned subsidiaries. Options become exercisable over a vesting period as determined by the Board of Directors and expire over terms not exceeding ten years from the date of grant. The option price for shares granted, under the Plan, is typically equal to the fair market value of the common stock at the date of grant.

   In 1994, Cypress adopted the 1994 Stock Option Plan, which replaced Cypress's 1985 Incentive Stock Option Plan and the 1988 Directors' Stock Option Plan (the "Terminated Plans") with respect to future option grants. Under the terms of the 1994 Stock Option Plan, options may be granted to qualified employees, consultants, officers and directors of Cypress or its majority-owned subsidiaries. Options become exercisable over a vesting period as determined by the Board of Directors and expire over terms not exceeding twenty years from the date of grant. The option price for shares granted, under the 1994 Stock Option Plan, is typically equal to the fair market value of the common stock at the date of grant. The 1994 Stock Option Plan includes shares that remained available under the Terminated Plans and provides for an annual increase in shares available for issuance pursuant to non-statutory stock options equal to 4.5% of Cypress's outstanding common stock at the end of each fiscal year.

   In January 1998, substantially all outstanding stock options with an exercise price in excess of $9.75 per share were cancelled and replaced with new options having an exercise price of $9.75 per share, the fair market value on the date that the employees accepted the repricing. A total of 10,464,000 shares were repriced. This repricing excluded the Board of Directors, the Chief Executive Officer and the Executive staff of Cypress.

   The following table summarizes Cypress's stock option activity and related weighted average exercise price for each category for the years ended January 2, 2000, January 3, 1999 and December 29, 1997. The weighted average exercise price for each category presented is also shown in the table below.

SHARES UNDER THE 1994 AND 1999 STOCK OPTION PLAN

                                                           1999                  1998                 1997
                                                   -------------------   -------------------   ------------------
                                                   SHARES       PRICE    SHARES       PRICE    SHARES      PRICE
                                                   -------      ------   -------      ------   ------      ------
                                                              (IN THOUSANDS, EXCEPT PER-SHARE AMOUNTS)
      Options outstanding, beginning of year ....   26,810      $ 8.25    24,096      $ 9.23   22,315      $ 8.49
      Options cancelled .........................   (2,061)       9.81   (13,901)      11.21   (1,912)       8.79
      Options granted ...........................    8,776       17.27    17,788        9.03    6,686       10.62
      Options exercised .........................   (7,813)       7.57    (1,173)       5.15   (2,993)       7.11
                                                   -------               -------
      Options outstanding, end of year ..........   25,712       11.40    26,810        8.25   24,096        9.23
                                                   =======      ======   =======      ======   ======      ======
      Options exercisable at January 2, 2000 ....    9,692      $ 8.49
                                                   =======      ======

   All options were granted at an exercise price equal to the market value of Cypress's stock at the date of grant. The weighted average estimated fair value at the date of grant, as defined by SFAS 123, for options granted in 1999, 1998 and 1997 was $8.96, $3.61 and $5.06 per option, respectively. The estimated grant date fair value is calculated using the Black-Scholes model. The Black-Scholes model, as well as other currently accepted option valuation models, was developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from Cypress's stock option awards. These models also require highly subjective assumptions, including future stock price volatility and expected time until exercise, which greatly affect the calculated grant date fair value.

   The following weighted average assumptions are included in the estimated grant date fair value calculations for Cypress's stock option awards:

                                         1999        1998        1997
                                        -------     -------     -------
            Expected life ............  7 years     7 years     6 years
            Risk-free interest rate ..     5.76%       5.41%       6.63%
            Volatility ...............    .5668       .5467       .5529
            Dividend yield ...........     0.00%       0.00%       0.00%

   Significant option groups outstanding as of January 2, 2000 and the related weighted average exercise price and contractual life information, are as follows:

                                OUTSTANDING        EXERCISABLE
      OPTIONS WITH EXERCISE   ----------------   ----------------    REMAINING
        PRICES RANGE FROM     SHARES    PRICE    SHARES     PRICE   LIFE (YEARS)
      ---------------------   ------    ------   ------     ------  ------------
                                 (IN THOUSANDS, EXCEPT PER-SHARE AMOUNTS)
      $ 1.00 -- $ 8.25.....   4,587     $ 4.24   2,718      $ 4.28     5.67
      $ 8.26 -- $ 9.00.....   4,277     $ 8.51   1,769      $ 8.50     7.64
      $ 9.01 -- $ 9.74.....   1,610     $ 9.39     315      $ 9.28     7.89
      $ 9.75 -- $ 9.75.....   5,748     $ 9.75   3,344      $ 9.75     6.73
      $ 9.76 -- $17.50.....   4,345     $11.94   1,327      $11.63     7.22
      $17.51 -- $29.25.....   5,145     $21.95     219      $21.21     9.72

EMPLOYEE QUALIFIED STOCK PURCHASE PLAN

   In 1986, Cypress approved an Employee Qualified Stock Purchase Plan ("ESPP"), which allows eligible employees of Cypress and its subsidiaries to purchase shares of common stock through payroll deductions. The ESPP consists of consecutive 24-month offering periods composed of four 6-month exercise periods. The shares can be purchased at the lower of 85% of the fair market value of the common stock at the date of commencement of this two-year offering period or at the last day of each 6-month exercise period. Purchases are limited to 10% of an employee's eligible compensation, subject to a maximum annual employee contribution limited to a $25,000 market value (calculated as the employee's enrollment price multiplied by the number of purchased shares). Of the 11,373,000 shares authorized under the ESPP, 7,320,000 shares were issued through 1999 including 953,000, 890,000 and 541,000 shares in 1999, 1998, and
1997, respectively.

   Compensation costs (included in pro forma net income and net income per share amounts) for the grant date fair value, as defined by SFAS 123, of the purchase rights granted under the ESPP were calculated using the Black-Scholes model. The following weighted average assumptions are included in the estimated grant date fair value calculations for rights to purchase stock under the ESPP:

                                          1999        1998        1997
                                        --------    --------    --------
            Expected life ............  6 months    6 months    6 months
            Risk-free interest rate ..      5.94%       5.94%       5.80%
            Volatility ...............     .5773       .5773       .5861
            Dividend yield ...........      0.00%       0.00%       0.00%

The weighted average estimated grant date fair value, as defined by SFAS 123, or rights to purchase stock under the ESPP granted in 1999, 1998 and 1997 were $7.50, $2.56 and $5.49 per share, respectively.

PRO FORMA NET INCOME (LOSS) AND NET INCOME (LOSS) PER SHARE

   If Cypress had recorded compensation costs based on the estimated grant date fair value, as defined by SFAS 123, for awards granted under its 1994 Stock Option Plan and its Employee Stock Purchase Plan, Cypress's pro forma net income
(loss) and earnings per share for the years ended January 2, 2000, January 3, 1999 and December 29, 1997 would have been as follows:

                                                       1999            1998              1997
                                                      -------        ---------         --------
                                                      (IN THOUSANDS, EXCEPT PER-SHARE AMOUNTS)
        Pro forma net income (loss):
          Basic .................................     $55,424        $(132,668)        $(21,905)
          Diluted ...............................     $55,424        $(132,668)        $(21,905)
        Pro forma net income (loss) per share:
          Basic .................................     $  0.51        $   (1.26)        $  (0.21)
          Diluted ...............................     $  0.48        $   (1.26)        $  (0.21)

   The pro forma effect on net income (loss) and net income (loss) per share for 1999, 1998 and 1997 is not representative of the pro forma effect on net income in the future years because it does not take into consideration pro forma compensation expense related to grants prior to 1995.

DEFERRED COMPENSATION

   Cypress recorded a provision for deferred compensation of approximately $1,545,000, $2,547,000 and $358,000 for the difference between the grant or issuance price and the deemed fair value for financial reporting purposes of certain Cypress common stock options granted or common stock issued in fiscal years ended January 2, 2000, January 3, 1999 and December 29, 1997, respectively. These amounts are being amortized over the vesting period of the individual stock options or stock, generally a period of four to five years. The deferred compensation expense provision was reduced by approximately $263,000 in fiscal 1997, representing an unvested portion of deferred compensation expense for wafer fabrication employees terminated in fiscal 1998 upon the sale to Maxim. Deferred compensation expense, which was recognized, totaled approximately $1,574,000, $1,092,000 and $345,000 in fiscal years 1999, 1998 and
1997, respectively.

OTHER EMPLOYEE BENEFIT PLANS

   Cypress also maintains a Section 401(k) Plan, New Product Bonus Plan, Key Employee Bonus Plan and Deferred Compensation Plan. The 401(k) Plan provides participating employees with an opportunity to accumulate funds for retirement and hardship. Eligible participants may contribute up to 15% of their eligible earnings to the Plan Trust. Cypress does not make contributions to the plan.

   Under the New Product Bonus Plan, which starting in 1997, all qualified employees are provided bonus payments based on Cypress attaining certain levels of new product revenue, plus attaining certain levels of profitability. In 1999, 1998 and 1997, $6.9 million, $0.7 million and $0.5 million, respectively were charged to operations in connection with the New Product Bonus Plan.

   In 1994, a Key Employee Bonus Plan was established, which provides for bonus payments to selected employees upon achievement of certain Cypress and individual performance targets. In 1999 and 1998, $4.9 and $4.1 million, respectively, were charged to operations in connection with this Plan. In 1997, there were no charges to operations in connection with this Plan. Employees eligible under the Key Employee Bonus Plan can elect to participate in the Deferred Compensation Plan, which allows eligible employees to defer their salary, bonus and other related payments. Costs incurred by Cypress for the Deferred Compensation Plan during fiscal years 1999, 1998 and 1997 were insignificant.

NOTE 8: INCOME TAXES

   The components of the provision for income taxes are summarized below. Income before taxes is principally attributed to domestic operations.

COMPONENTS OF THE PROVISION FOR INCOME TAXES

                                                    JANUARY 2,       JANUARY 3,     DECEMBER 29,
                                                       2000            1999             1997
                                                    ----------       ----------     ------------
                                                                   (IN THOUSANDS)
      Income (loss) before provision for taxes ..    $ 95,169        $(112,702)       $  9,305
                                                     --------        ---------        --------
      Current tax expense:
        U.S. Federal ............................      15,732        $ (10,811)       $(10,155)
        State and local .........................         518              412           1,586
        Foreign .................................         760              511             500
                                                     --------        ---------        --------
           Total current ........................      17,010           (9,888)         (8,069)
                                                     --------        ---------        --------
      Deferred tax expense (benefit):
        U.S. Federal ............................      (9,971)          (4,549)         16,033
        State and local .........................          --            3,329          (1,855)
                                                     --------        ---------        --------
           Total deferred .......................      (9,971)          (1,220)         14,178
                                                     --------        ---------        --------
                Total ...........................    $  7,039        $ (11,108)       $  6,109
                                                     ========        =========        ========

   The tax provision (benefit) differs from the amounts obtained by applying the statutory U.S. Federal Income Tax Rate to income before taxes as shown below.

TAX PROVISION DIFFERENCE

                                                         JANUARY 2,       JANUARY 3,      DECEMBER 29,
                                                            2000             1999            1997
                                                         ----------       ----------      ------------
                                                                        (IN THOUSANDS)
      Statutory rate .................................          35%              35%             35%
      Tax at U.S. statutory rate .....................    $ 34,650         $(38,836)        $ 3,270
      Foreign earnings ...............................     (11,443)          (4,153)         (1,151)
      State income taxes, net of federal benefit .....         114            3,329             922
      Tax credits ....................................      (9,568)          (3,700)         (2,274)
      Net Foreign Sales Corporation (FSC) benefit ....        (265)              --             (78)
      Benefit of tax free investments ................         (80)            (350)           (482)
      Current year loss with no benefit ..............          --           18,498           3,812
      Utilization of net operating loss ..............      (8,968)          (1,740)             --
      Future benefits not recognized .................          --           15,900           1,825
      Acquisition costs ..............................       4,326               --              --
      Income of acquired companies previously taxed ..      (2,611)               1              --
      Other, net .....................................         884             (925)            265
      F/S discrepancy ................................          --              868              --
                                                          --------         --------         -------
        Total ........................................    $  7,039         $(11,108)        $ 6,109
                                                          ========         ========         =======

   The components of the net deferred tax assets at January 2, 2000 and January 3, 1999, under SFAS 109 were as follows:

                                                       JANUARY 2,     JANUARY 3,
                                                         2000           1999
                                                       ----------     ----------
                                                            (IN THOUSANDS)
      Deferred tax assets:
        Deferred income on sales to distributors ....  $  16,290      $  11,243
        Inventory reserves and basis differences ....      9,042         17,834
        Restructuring and legal reserves ............     22,804          2,161
        Asset valuation and other reserves ..........     10,562         26,564
        State tax, net of federal tax ...............        (48)           420
        Research and development tax credits ........     24,031          9,204
        Research and development tax credits (ICW) ..      1,671             --
        Net operating loss ..........................      6,468         41,710
        Intangibles arising from acquisitions .......     12,093             --
        Other, net ..................................      6,371          2,382
                                                       ---------      ---------
      Total deferred tax assets .....................    109,284        111,518
                                                       ---------      ---------
      Deferred tax liabilities:
        Excess of tax over book depreciation ........    (44,016)       (39,972)
        Intangibles arising from acquisitions .......    (12,093)            --
        Other, net ..................................       (107)        (1,209)
                                                       ---------      ---------
           Total deferred tax liabilities ...........    (56,216)       (41,181)
                                                       ---------      ---------

      Net deferred tax asset ........................     53,068      $  70,337
      Valuation allowance ...........................    (42,569)       (69,809)
                                                       ---------      ---------
      Net deferred tax assets after valuation
        allowance ...................................  $  10,499      $     528
                                                       =========      =========

   A $13.8 million tax benefits associated with disqualifying dispositions of stock options and employee stock purchase plan shares was realized in 1999. There were no tax benefits associated with disqualifying dispositions of stock options or employee stock purchase plan shares realized in 1998.

   During 1998, the United States Internal Revenue Service began an examination of tax returns for fiscal years 1994 through 1996. The examination is expected to continue through July 2000. Management believes that no potential adjustments will ultimately result from this examination.

   Other current assets include current deferred tax assets of $10.0 million at January 2, 2000. Other assets include deferred tax assets of $9.8 million at January 2, 2000. There were no deferred tax assets as of January 3, 1999.

NOTE 9: COMMITMENTS AND CONTINGENCIES

OPERATING LEASE COMMITMENTS

   Cypress leases most of its manufacturing and office facilities under non-cancelable operating lease agreements that expire at various dates through 2012. These leases require Cypress to pay taxes, insurance, and maintenance expenses, and provide for renewal options at the then fair market rental value of the property.

   In June of 1999, Cypress - (Alation) moved its facilities and entered into a five-year operating agreement which requires it to pay property taxes, insurance and normal costs. Future minimum lease payments totaling $1.3 million under this agreement are included below.

   In April 1997, Cypress sold capital equipment located in its Minnesota wafer fabrication facility to Fleet Capital Leasing ("Fleet") in a sale-leaseback agreement. In October 1997, Cypress entered into a similar agreement with Comdisco, Inc. ("Comdisco") for other capital equipment located in Minnesota. Cypress received a total of $28.2 million from Fleet and Comdisco in exchange for the capital equipment and as a result of the transactions, recorded an immaterial gain that is being amortized over the life of the leases.

   In 1994 and 1995, Cypress entered into three operating lease agreements with respect to its office and manufacturing facilities, in San Jose and Minnesota, respectively. In April 1996, Cypress entered into an additional lease agreement related to two office facilities in San Jose. These agreements require quarterly payments that vary based on the London Interbank Offering Rate ("LIBOR"), plus a spread. All leases provide Cypress with the option of either acquiring the property at its original cost or arranging for the property to be acquired at the end of the respective lease terms. Cypress is contingently liable under certain first-loss clauses for up to $52.7 million at January 3, 1999. First loss clauses state that Cypress is potentially liable for any decline in the value of the property up to a specified percentage. The purchase option then permits Cypress to acquire the property at the lower value. Based on management's estimate of the fair value of the properties, no liability was required to be recorded at January 3, 1999 or December 29, 1997. Furthermore, Cypress is required to maintain a specific level of restricted cash or investments to serve as collateral for these leases and maintain compliance with certain financial covenants. As of January 2, 2000, the amount of restricted investments recorded was $61.2 million, which is in compliance with these agreements. These restricted cash or investments are classified as non-current on the balance sheet.

   The aggregate annual rental commitments under non-cancelable operating leases as of January 2, 2000 are as follows:

            FISCAL YEAR               (IN THOUSANDS)
            -----------               --------------
            2000 ...................     $24,294
            2001 ...................      11,579
            2002 ...................       8,628
            2003 ...................       8,370
            2004 ...................       4,871
            2005 and thereafter ....          --
                                         -------
              Total ................     $57,742
                                         =======

   Rental expense was approximately $19.5 million in 1999, $22.1 million in 1998 and $17.3 million in 1997.

LITIGATION AND ASSERTED CLAIMS

     The semiconductor industry has experienced a substantial amount of litigation regarding patent and other intellectual property rights. From time to time, Cypress has received, and may receive in the future, communications alleging that its products or its processes may infringe on product or process technology rights held by others. Cypress is currently, and may in the future be, involved in litigation with respect to alleged infringement by Cypress of another party's patents. In the future, Cypress may be involved with litigation to:

-   Enforce its patents or other intellectual property rights.

-   Protect its trade secrets and know-how.

-   Determine the validity or scope of the proprietary rights of others.

-   Defend against claims of infringement or invalidity.

   Such litigation has in the past and could in the future result in substantial costs and diversion of management resources. Such litigation could also result in payment of substantial damages and/or royalties or prohibitions against utilization of essential technologies, and could have a material adverse effect on Cypress's business, financial condition and results of operations.

   During 1998, EMI Group of North America, Inc. ("EMI") filed suit against Cypress in the Federal Court in Delaware, claiming that Cypress infringed on four patents owned by EMI. Cypress and EMI entered into a license agreement in February 1999, for one of the four patents in the lawsuit. EMI then withdrew two of the four patents from the lawsuit, including the patent related to the licensing agreement. The case involving the remaining two patents went to trial in October 1999. The jury ruled in favor of Cypress, finding that none of the patent claims was infringed by Cypress and that each asserted claim was invalid due to physical impossibility (i.e., the patents require a step that is physically impossible to perform) and prior art (i.e., assuming it is possible to perform the impossible step, the prior art would have also performed it). EMI may file an appeal, although no such appeal has been filed as of June 12, 2000. Should EMI appeal the decision of the Federal Court, Cypress intends to defend itself vigorously. However, should the outcome of this action be unfavorable, Cypress's business, financial condition and results of operations could be materially and adversely affected.

   In January 1998, an attorney representing the estate of Mr. Jerome Lemelson contacted Cypress and charged that Cypress infringed certain patents owned by Mr. Lemelson. On February 26, 1999, the Lemelson attorneys sued Cypress and 87 other companies for infringement of 16 patents. Cypress has reviewed and investigated the allegations in the complaint and Cypress believes that the suits are without merit. Cypress will vigorously defend itself in this matter. While no assurance can be given regarding the outcome of this action, Cypress believes that the final outcome of the matter will not have a material effect on Cypress's consolidated financial position or results of operations. However, because of the nature and inherent uncertainties of litigation, should the outcome of this action be unfavorable, Cypress may be required to pay damages and other expenses, which could have a material adverse effect on Cypress's financial position and results of operations.

   In June 1997, Cypress commenced a declaratory judgment action in the United States District Court for the District of Nevada against the Li Second Family Trust ("the Trust"). In this action, Cypress asked for declaratory relief to the effect that a U.S. patent relating to a part of the process for manufacturing semiconductors is unenforceable, invalid and not infringed by Cypress. The Trust has counter-claimed for patent infringement on the same patent, alleging such patent covers oxide-isolated integrated circuits. In May 1999, in a related case, the United States District Court for the Eastern District of Virginia ruled that the patent is unenforceable due to inequitable conduct by Dr. Li and his attorneys in obtaining the patent. Cypress believes it has meritorious defenses to the counter-claim and intends to defend itself vigorously. While no assurance can be given regarding the final outcome of this action, Cypress believes that the final outcome of the matters will not have a material effect on Cypress's consolidated financial position or results of operations. However, should the outcome of this action be unfavorable, Cypress's business, financial condition and results of operations could be materially and adversely affected.

   On October 2, 1997, Cypress filed an action against Kevin Yourman, Joseph Weiss, and their associated law offices in the Superior Court of California ("Superior Court") in Santa Clara County for malicious civil prosecution in the underlying securities fraud actions initiated by Messrs. Yourman and Weiss in 1992. The underlying securities fraud actions were dismissed because no officer of Cypress made any actionable false or misleading statements or omissions. An appeal affirmed the lower court's finding that Messrs. Yourman and Weiss failed to put forth evidence showing a genuine issue of fact with regard to any statements by Cypress's officers. On May 4, 1999, the Superior Court granted a summary judgment motion by Messrs. Yourman and Weiss, holding that Messrs. Yourman and Weiss had probable cause to bring the underlying litigation. Cypress is appealing the decision. However, the results of litigation are unpredictable. Cypress believes that this action, regardless of its outcome, will have little, if any effect on Cypress's consolidated financial position or results of operations.

     In March 1999, Cypress signed a cross-license technology agreement with Lucent Technologies Corporation, licensing essentially all semiconductor patents of both companies in settlement of certain license claims with Lucent. The terms of this cross-licensing agreement is not expected to have a material effect on Cypress's consolidated financial position or results of operations

PURCHASE COMMITMENTS

   At January 2, 2000, Cypress had purchase commitments aggregating $192.0 million, principally for manufacturing equipment and facilities. These commitments relate to purchases to be made in 2000 and beyond. Commitments for 2000 purchases will be funded through a combination of cash resources, retirement of investments, the $160.0 million, 6.0% Convertible Subordinated Notes and the $283.0 million 4.0% Convertible Subordinated Notes (See Note 12).

NOTE 10: RELATED PARTIES

   Between 1992 and 1995, Cypress made cost-basis investments in QuickLogic Corporation ("QuickLogic") Series D and Series E preferred stock. In June 1996, Cypress received $4.5 million from QuickLogic, the original intent of which was to obtain a minority interest in CTI and to secure guaranteed fab capacity. Cypress classified the $4.5 million as other long-term liabilities in 1996, awaiting final negotiation of the terms and transaction approval from Altera, an existing minority interest shareholder. In March 1997, Cypress signed a definitive agreement with QuickLogic Corporation involving termination of an existing joint development, licensing and foundry agreement for antifuse Field Programmable Gate Array ("FPGA") products and the execution of a new foundry agreement. Under the new agreement, Cypress ceased development, marketing and selling of antifuse-based FPGA products. In return, QuickLogic paid $4.5 million, which represented $3.5 million of NRE revenue related to the sale of technology rights and $1.0 million of compensation for inventory and other assets, and issued shares of QuickLogic common stock that increased Cypress's equity position in the privately-held QuickLogic to greater than 20%. Cypress also entered into a five-year wafer-supply agreement to provide FPGA products to QuickLogic. Revenues and net income contributed by the FPGA product line during 1997 and was not significant.

   In the first quarter of 1998, due to QuickLogic's history of recording losses, Cypress determined that its investment in QuickLogic had declined in value and the decline in value was not temporary. Accordingly, Cypress wrote-off its investment in QuickLogic to reflect this decline. During the second half of 1998 and throughout 1999, due to the resurgence in the semiconductor industry, QuickLogic began recording profits. In October 1999, QuickLogic announced its initial public offering. Cypress sold its investment in QuickLogic in October 1999 and as a result, recorded a $36.2 million gain.

   Cypress recorded sales to QuickLogic of $7.1 million, $2.3 million and $11.7 million in 1999, 1998 and 1997, respectively. At fiscal year-ends 1999 and 1998, Cypress had a receivable due from QuickLogic of $0.9 and $0.6 million, respectively.

   During 1990, Cypress made a cost-basis investment of $1.0 million in Vitesse Semiconductor stock. Cypress sold its remaining investment in February 1997 and recorded a gain of $3.8 million in other income.

NOTE 11: SEGMENT INFORMATION

   Cypress has two reportable segments, Memory Products and Non-memory Products. The Memory Products segment includes Static Random Access Memories ("SRAMs") and multichip modules. The Non-memory Products segment includes programmable logic products, data communication devices, computer products, non-volatile memory products and wafers manufactured by the foundry.

   The accounting policies of the segments are the same as those described in the summary of significant accounting policies (see Note 1). Cypress evaluates the performance of its two segments based on profit or loss from operations before income taxes, excluding nonrecurring gains and losses.

   Cypress's reportable segments are strategic business units that offer different products. Products that fall under the two segments differ in nature, are manufactured utilizing different technologies and have a different end-purpose. As such, they are managed separately. Memory Products are characterized more as a commodity, which is depicted by high unit sales volume and lower gross margins. These products are manufactured using more advanced technology. A significant portion of the wafers produced for Memory Products are manufactured at Cypress's technologically advanced, eight-inch wafer production facility located in Minnesota (Fab 4).

Memory Products are used by a variety of end-users but the product is used specifically for the storage and retrieval of information. In contrast to Memory Products, unit sales of non-Memory Products are generally lower than Memory Products, but sell at higher gross margins. Some Non-memory Products are manufactured utilizing less technologically advanced processes. A majority of wafers for Non-memory Products are manufactured at Cypress's less technologically advanced six-inch Fab located in Texas (Fab 2). Products in the Non-memory segment perform non-memory functions such as floating-point mathematics, store fixed data that is not to be altered during normal machine operations and data transfer and routing functions of signals throughout a computer system.

   The tables below set forth information about the reportable segments for fiscal years 1999, 1998 and 1997. Cypress does not allocate income taxes or non-recurring items to segments. In addition, segments do not have significant non-cash items other than depreciation and amortization in reported profit or loss.

BUSINESS SEGMENT NET REVENUES

                                              1999      1998      1997
                                            --------  --------  --------
                                                    (IN THOUSANDS)
      Memory.............................   $309,002  $229,580  $260,995
      Non-memory.........................    436,040   359,335   371,974
                                            --------  --------  --------
        Total consolidated revenues......   $745,042  $588,915  $632,969
                                            ========  ========  ========

BUSINESS SEGMENT PROFIT (LOSS)

                                                            1999         1998         1997
                                                          ---------    ---------    --------
                                                                     (IN THOUSANDS)
      Memory ...........................................  $ (19,091)   $ (88,056)   $(36,219)
      Non-memory .......................................    104,510       33,234      54,094
      Restructuring and other non-recurring (costs)
        benefits .......................................    (33,812)     (60,737)    (13,551)
      Interest income and other ........................     53,205       14,133      13,442
      Interest expense .................................     (9,643)     (11,276)     (8,461)
                                                          ---------    ---------    --------
      Income (loss) before provision for income taxes ..  $  95,169    $(112,702)   $  9,305
                                                          =========    =========    ========

BUSINESS SEGMENT DEPRECIATION

   Depreciation by segment for the respective years was:

                                               1999        1998        1997
                                             --------    --------    --------
                                                     (IN THOUSANDS)
      Memory ............................... $ 67,306    $ 88,431    $ 77,757
      Non-memory ...........................   41,302      27,704      36,593
                                             --------    --------    --------
        Total consolidated depreciation .... $108,608    $116,135    $114,350
                                             ========    ========    ========

GEOGRAPHIC AREA

   Revenues are attributed to countries based on the customer location. Revenues by geographic locations were:

                                   1999        1998        1997
                                 --------    --------    --------
                                          (IN THOUSANDS)
      United States ............ $377,625    $338,038    $373,328
      Europe ...................  131,528      91,984      99,424
      Japan ....................   69,041      53,298      54,497
      Other foreign countries ..  166,848     105,595     105,720
                                 --------    --------    --------
        Total revenues ......... $745,042    $588,915    $632,969
                                 ========    ========    ========

   Assets by geographic locations were:

                                   1999        1998        1997
                                 --------    --------    --------
                                          (IN THOUSANDS)
      United States ............ $276,576    $279,115    $375,919
      Philippines ..............   77,426      69,996      67,629
      Other foreign countries ..    4,204       2,170       2,877
                                 --------    --------    --------
        Total assets ........... $358,206    $351,281    $446,425
                                 ========    ========    ========

NOTE 12: SUBSEQUENT EVENTS

     On May 24, 2000, Cypress completed a merger with Alation Systems, Inc. ("Alation") a privately-held corporation engaged in the business of design, development and marketing of wireless home networking products and technologies. The merger was accounted for as a pooling of interests. There were no differences between the accounting policies of the two companies that required adjustments to net assets or the results of operations in the financial results presented in these supplementary consolidated financial statements. The holders of Alation's outstanding capital stock received a total of approximately 534,808 shares of Cypress common stock in exchange for their shares of Alation common and preferred stock and the holders of options to purchase Alation capital stock received options to acquire up to 156,000 shares of Cypress common stock. The supplemental consolidated financial statements presented on this Form 8-K give effect to the merger for all periods presented. The fiscal years of Cypress and Alation were different and Alation has changed its fiscal periods to coincide with that of Cypress. For the purpose of the consolidated balance sheet for the fiscal years ended January 2, 2000 and January 3, 1999, Cypress's consolidated balance sheets as of January 2, 2000 and January 3, 1999, respectively, have been combined with Alation's balance sheets as of December 31, 1999 and December 31, 1998, respectively. For the purpose of the consolidated statements of operations, Cypress's consolidated statements of operations for the periods ended January 2, 2000, January 3, 1999 and December 29, 1997, have been combined with Alation's statement of operations for the twelve month periods ended December 31, 1999, December 31, 1998 and December 31, 1997.

     The results of operations previously reported by the separate companies prior to the merger and included in the results of operations for the fiscal year ended 1999 are presented below.

Year ended January 2, 2000:

                            CYPRESS       ALATION        TOTAL
                            -------       -------        -----
                                       (IN THOUSANDS)
     Total revenue....... $744,803        $   239      $ 745,042
     Net income.......... $ 91,962         (3,832)     $  88,130

     On April 27, 2000, Cypress announced the signing of a letter of intent to acquire RadioCom Corporation, a privately held company specializing in the architecture and design of semiconductor radio frequency (RF) circuits. RadioCom's average quarterly revenues of $150K (unaudited) for the last five quarters are derived primarily from design services. The acquisition, which will be accounted for as a purchase, is expected to be completed in the third quarter of fiscal 2000.

     On March 2, 2000, Cypress completed a merger with Galvantech, Inc. ("Galvantech"), which was accounted for as a pooling of interests. The supplemental consolidated financial statements presented give effect to the merger for all periods presented. The fiscal years of Cypress and Galvantech were different and Galvantech has changed its fiscal periods to coincide with that of Cypress. Cypress's consolidated balance sheets as of January 2, 2000, January 3, 1999 and December 29, 1997, have been combined with Galvantech's consolidated balance sheets as of December 31, 1999, March 31, 1999 and March 31, 1998. Cypress's consolidated statements of operations for the periods ended January 2, 2000, January 3, 1999 and December 29, 1997 have been combined with Galvantech's consolidated statement of operations for the twelve month periods ended December 31, 1999, March 31, 1999 and March 31, 1998. As a result, the results of operations of Galvantech for the quarter ended March 31, 1999 are included in the supplementary consolidated statements of operations of both 1998 and 1999.

     The results of operations previously reported by the separate companies prior to the merger and included in the results of operations for the fiscal year ended 1999 are presented below.

Year ended January 2, 2000:

                           CYPRESS     GALVANTECH       TOTAL
                           -------     ----------       -----
                                     (IN THOUSANDS)
     Total revenue         $705,487       $39,316       $744,803
     Net income            $ 91,054       $   908       $ 91,962

     On February 25, 2000, Cypress sold its FCT business including inventories, product software, all technical data, and a license for the related intellectual property. Total proceeds from the sale were $7.5 million; a gain of $5.0 million was recorded. In conjunction with this sale, we entered into a supply agreement for the related inventories. Inventories of $1.2 million were supplied under the agreement in Q1 2000. We expect to complete our obligations under the supply agreement during the third quarter of our fiscal year 2000. Revenues from FCT products were approximately 1% of our 1999 revenues.

     On January 31, 2000, Cypress filed a universal shelf registration statement with the Securities and Exchange Commission (SEC). The registration statement, effective February 8, 2000, will allow Cypress to market and sell up to $400.0 million of its securities. The shelf registration statement will allow Cypress flexibility to raise funds from the offering of debt securities, common stock, preferred stock or a combination thereof, subject to market conditions and Cypress's capital needs.

     On January 19, 2000, Cypress completed a $283.0 million private-placement of 5-year convertible subordinated notes. The notes are due in the year 2005, with a coupon rate of 4.00% and an initial conversion premium of 28.5%. The notes are convertible into approximately 6,119,000 shares of common stock and are callable by Cypress three years after the date of issuance. Net proceeds were $275.2 million, after issuance costs of $7.8 million.

                        REPORT OF INDEPENDENT ACCOUNTANTS

        To the Stockholders and Board of Directors of Cypress Semiconductor Corporation.


     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity, and of cash flows present fairly, in all material respects, the financial position of Cypress Semiconductor Corporation and its subsidiaries at January 2, 2000 and January 3, 1999, and the results of their operations and their cash flows for each of the three years in the period ended January 2, 2000, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As described in Note 1, on May 24, 2000, Cypress Semiconductor Corporation merged with Alation Systems, Inc. in a transaction accounted for as a pooling of interests. The accompanying supplementary consolidated financial statements give retroactive effect to the merger of Cypress Semiconductor Corporation with Alation Systems, Inc. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of Cypress Semiconductor Corporation and subsidiaries after financial statements covering the date of consummation of the business combination are issued.

     In our opinion, based upon our audits and the report of other auditors, the accompanying supplementary consolidated balance sheets and the related supplementary consolidated statements of operations, stockholders' equity, and of cash flows present fairly, in all material respects, the financial position of Cypress Semiconductor Corporation and its subsidiaries at January 2, 2000 and January 3, 1999, and the results of their operations and their cash flows for each of the three years in the period ended January 2, 2000, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
San Jose, California
March 2, 2000
except as to the pooling of interests with Alation Systems, Inc. which is as of May 24, 2000

                            QUARTERLY FINANCIAL DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  THREE MONTHS ENDED

                                                        JAN. 2,     OCT 3,    JULY 4,    APR. 4,
                                                          2000       1999       1999       1999
                                                        --------   --------   --------   --------
        Revenues....................................    $219,908   $195,016   $170,825   $159,293
                                                        ========   ========   ========   ========
        Gross Profit................................    $105,504   $ 89,502   $ 75,154   $ 65,997
                                                        ========   ========   ========   ========
        Net income..................................    $ 45,615   $ 25,247   $  8,463   $  8,805
                                                        ========   ========   ========   ========

        Net income per share:
        Basic.......................................    $   0.40   $   0.23   $   0.08   $   0.09
                                                        ========   ========   ========   ========
        Diluted.....................................    $   0.35   $   0.21   $   0.08   $   0.08
                                                        ========   ========   ========   ========


                                                                   THREE MONTHS ENDED

                                                        JAN. 3,    SEPT. 28,  JUNE 29,   MAR. 30,
                                                          1999       1998       1998       1998
                                                        --------   ---------  --------   --------
        Revenues....................................    $153,463   $151,206   $142,868   $141,378
                                                        ========   ========   ========   ========
        Gross Profit................................    $ 52,988   $ 50,729   $ 45,616   $  9,610
                                                        ========   ========   ========   ========
        Net income (loss)...........................    $ (1,673)  $  2,544   $ (8,203)  $(94,261)
                                                        ========   ========   ========   ========

        Net income (loss) per share:
        Basic.......................................    $  (0.02)  $   0.02   $  (0.08)  $  (0.89)
                                                        ========   ========   ========   ========
        Diluted.....................................    $  (0.02)  $   0.02   $  (0.07)  $  (0.89)
                                                        ========   ========   ========   ========

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            CYPRESS SEMICONDUCTOR CORPORATION



                                             /s/ Emmanuel Hernandez
                                             -----------------------------------
                                             Emmanuel Hernandez, Vice President
                                             of Finance and Administration and
                                             Chief Financial Officer

                               INDEX TO EXHIBITS





Exhibit
Number                               Description
------                               -----------
23.1           Consent of Independent Accountants.

99.1           Agreement and Plan of Reorganization between Cypress and
               Alation and with respect to Article VII thereof only, U.S.
               Bank Trust, N.A. and Geoff Zawolkow, dated as of April 25,
               2000.

99.2           Agreement of Merger of Alation Acquisition Corp., a
               California corporation and Alation Systems, Inc., a
               California corporation dated May 24, 2000.

99.3           Press release of Cypress dated May 3, 2000.

